Exhibit 4.1

EXECUTION VERSION

Hi-Crush, Inc.

as Issuer,

the Guarantors party hereto

and

Wilmington Savings Fund Society, FSB,

as Trustee and Collateral Agent

INDENTURE

Dated as of October 9, 2020

8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026

TABLE OF CONTENTS

i

Schedule I	—	Closing Date Mortgaged Property
Schedule II	—	Other Post-Closing Actions
Exhibit A	—	Form of 8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026
Exhibit B	—	Form of Legends
Exhibit C	—	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit D	—	[Reserved]
Exhibit E	—	Form of Intercreditor Agreement
Exhibit F	—	Form of Second Lien Security Agreement

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE dated as of October 9, 2020 among Hi-Crush, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity, the “Collateral Agent”). The Company has duly authorized the creation of an issue of 8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026 and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the valid and binding obligations of the Company and to make this Indenture a valid and binding agreement of the Company have been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

Set forth below are certain defined terms used in this Indenture.

“ABL Facility Agreement” means the Credit Agreement dated as of the Issue Date by and among, among others, the Company, the various lenders and agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, together with the related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, notes and security documents), as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, Refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including increasing the amount available for borrowing thereunder and including Refinancing with the same or different lenders or agents or any agreement extending the maturity of, or increasing the commitments to extend, Indebtedness or any commitment to extend such Indebtedness, and any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders).

“ABL Liens” has the meaning assigned to it in the Intercreditor Agreement.

“ABL Obligations” has the meaning assigned to it in the Intercreditor Agreement.

“ABL Obligations Payment Date” has the meaning assigned to it in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to it in the Intercreditor Agreement.

“ABL Representative” has the meaning assigned to it in the Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agent” means any Registrar, Paying Agent, Conversion Agent or any other agent appointed pursuant to this Indenture.

“AI” means an “accredited investor” as described in Rule 501(a) under the Securities Act.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively; and “amendment” shall have a correlative meaning.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company (provided that, in the case of any such sale, issuance, conveyance, transfer, lease, assignment or other transfer, to the extent such property or assets constitute Notes Priority Collateral, such sale, issuance, conveyance, transfer, lease, assignment or other transfer is to the Company or a Guarantor except to the extent such Notes Priority Collateral consists of Capital Stock or intercompany debt of a Foreign Subsidiary) of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than director qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary); provided, however, that the term “Asset Sale” shall not include:

(a) a transaction or series of related transactions with respect to property or assets with a fair market value of, and for which the Company or its Restricted Subsidiaries receive aggregate consideration of, less than $10.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01;

(c) any Restricted Payment permitted by Section 4.07 or any Investment that constitutes a Permitted Investment;

(d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, whether pursuant to a factoring arrangement or otherwise, or in connection with the compromise, settlement or collection thereof;

(e) disposals or replacements of obsolete, damaged or worn out assets and property and the abandonment, lapse or other disposition of intellectual property that is, in the good faith judgment of the Company, no longer economically desirable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(f) the creation of or realization on any Lien permitted under this Indenture;

(g) the sale or lease of products, services or inventory in the ordinary course of business;

(h) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of Company and the Restricted Subsidiaries;

(i) foreclosures, condemnations, expropriations, seizures, requisitions for use, exercise of the power of eminent domain, or similar actions on assets or property;

(j) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(k) the sale or other disposition of cash or Cash Equivalents;

(l) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

(m) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code;

(n) any trade-in of equipment in exchange for other equipment to be used in a Permitted Business but only to the extent of the value of the equipment received;

(o) the unwinding of any Hedging Obligations;

(p) (i) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company and (ii) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company; provided that if the assets transferred pursuant to this clause (s) are Notes Priority Collateral the assets received in exchange therefor shall be pledged as Notes Priority Collateral;

(q) any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions and including any settlement of claims) in connection with the Emergence Transactions or approved by the Bankruptcy Court;

(r) sales, transfers and other dispositions of Investments in joint ventures (i) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements or (ii) made in the ordinary course of business;

(s) issuance of Capital Stock by the Company or a Restricted Subsidiary to holders of its Capital Stock in accordance with its charter and other organizational documents;

(t) any disposition that constitutes a Change of Control;

(u) the expiration, in the ordinary course of business, or termination by the Company or any of its Subsidiaries of leases and licenses of real or personal property (including intellectual property) of the Company and its Subsidiaries where such Persons are the lessees or licensees with respect thereto, where such expiration or termination, individually or in the aggregate, could not reasonably be expected to cause a material adverse effect on the business or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, and in the case of leases of the Company, rejection of any such leases under Section 365 of the Bankruptcy Code;

(v) the sale or disposition of subsurface mineral and oil and gas rights so long as such sale or disposition does not materially interfere with or impair the use or operation of the remaining real property attached thereto; or

(w) maintenance of or creation of escrow or trust arrangements to enable the Company to comply with environmental laws in the ordinary course of business including deposits to and payments from such escrows or trusts.

Notwithstanding the foregoing, the Company may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (a) through (w) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of this Indenture in an Officer’s Certificate delivered to the Trustee.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date of the Plan of Reorganization but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Case, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

“Bankruptcy Court” means the Bankruptcy Court for the Southern District of Texas or such other court as may have jurisdiction over the Chapter 11 Case.

“Bankruptcy Law” means the Bankruptcy Code or any insolvency or other similar federal, state or foreign law for the relief of debtors.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors (or functionally equivalent governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, or at a place of payment, are authorized or required by law, regulation or other government action to close.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and the foreign equivalent of Cash Equivalents described in clause (2) above;

(5) demand or time deposit accounts with commercial banks that satisfy the criteria described in clause (6) below or any other commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof; provided that the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance Corporation, as applicable;

(6) obligations (including, but not limited to, overnight bank deposits, demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company organized under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof or any United States branch of a foreign bank or any member of the European Union; provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the date of acquisition thereof combined capital and surplus in excess of $500.0 million;

(7) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (6) above;

(8) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (6) above entered into with any bank meeting the qualifications specified in clause (6) above; and

(9) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than a Permitted Holder;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group, other than one or more Permitted Holders, shall become the Beneficial Owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) individuals who on the Issue Date constitute the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination to such Board of Directors for election by the stockholders was approved by a vote of at least a majority of the members of such Board of Directors then in office who either were members of such Board of Directors on the Issue Date or whose election or nomination for election was so approved) cease to constitute a majority of the members of such Board of Directors then in office; or

(5) a “Change in Control” occurs under the ABL Facility Agreement.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a “Person” or “Group” for purposes of clause (3) above; (B) the transfer of assets between or among the Restricted Subsidiaries and the Company shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have Beneficial Ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; (E) a transaction in which the Company or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Transaction Party”) shall not constitute a Change of Control if (a) the shareholders of the Company or such direct or indirect parent of the Company as of immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of the Company or such direct or indirect parent of the Company, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than the Other Transaction Party (but including any of the Beneficial Owners of the Capital Stock of the Other Transaction Party), Beneficially Owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company or the Other Transaction Party; and (F) the Emergence Transactions shall not constitute a Change of Control.

“Chapter 11 Case” means the chapter 11 case of the Company administered under Case No. 20-33495 in the Bankruptcy Court.

“Claims Issuance” means an issuance of Common Stock on a Subsequent Distribution Date (as defined in the Plan of Reorganization) to holders of Allowed General Unsecured Claims (as defined in the Plan of Reorganization) after the Emergence Date pursuant to the Plan of Reorganization where such issuance of Common Stock occurs on or prior to date that is eighteen (18) months after the Effective Date.

“Closing Date Mortgaged Property” means the properties listed on Schedule I hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the existing and future assets (whether real, personal or mixed) of the Company and its Subsidiaries that are from time to time made subject, or purported to be made subject, to the Lien of the Security Documents, including, without limitation any Closing Date Mortgaged Property; provided that no Excluded Property shall constitute Collateral under any Security Document, and the security interest granted to any Person pursuant to any Security Document shall not attach to any Excluded Property.

“Collateral Account” means the collateral account established pursuant to this Indenture.

“Collateral Agent” means the Wilmington Savings Fund Society, FSB, in its capacity as Collateral Agent for the Holders and holders of any other Notes Priority Lien Obligations, together with its successors in such capacity.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Hi-Crush, Inc. as set forth in the preamble and its successors, assigns and obligors.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of the Company or any Capital Stock into which such Common Stock may be exchanged, reclassified or reconstituted (from time to time).

“Competitor” means any Person engaged in any business that is at the time being engaged in by the Company or any of its subsidiaries or any business that is determined by the Board of Directors of the Company, in its sole discretion, to be competitive therewith.

“Consolidated Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Conversion Date” means, with respect to a Note to be converted in accordance with Article Thirteen, the date on which the Holder of such Note satisfies all the requirements for such conversion set forth in Article Thirteen and in paragraph 8 of the Notes; provided, however, that if such date is not a Business Day, then the Conversion Date shall be deemed to be the next day that is a Business Day.

“Conversion Notice” means the notice wherein a Holder elects to cause the conversion of its outstanding Notes, substantially in the form set forth in Exhibit A.

“Conversion Rate” shall initially be 5.3934774 shares of Company Common Stock per $1.00 principal amount of Notes, subject to adjustment as provided in Article Thirteen.

“Conversion Right” means a Holder’s right to convert its Notes pursuant to Article Thirteen.

“Corporate Trust Office” means the designated corporate trust office of the Trustee, currently located at Wilmington Savings Fund Society, FSB, WSFS Bank Center, 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, Attn: John McNichol or such other office, designated by the Trustee by written notice to the Company, at which at any particular time its corporate trust business shall be administered.

“Credit Facility” means (a) the credit facility evidenced by the ABL Facility Agreement and (b) any other credit or debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, in each case providing for revolving credit loans, term loans, receivables financings, letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, Refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any (i) agreement changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) agreement adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) agreement increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iv) Hedging Agreement or other similar agreement or arrangement with respect thereto or (v) agreement otherwise altering the terms and conditions thereof. Notwithstanding the foregoing, no agreement or other instrument shall be a “Credit Facility” for purposes of this Indenture unless so designated by the Company in writing to the Trustee (subject to rescission of such designation at any subsequent time, by the Company in writing to the Trustee), which the Trustee shall be entitled to rely without liability.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means The Depository Trust Company, its nominees and its respective successors.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company or the relevant Restricted Subsidiary, as the case may be, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest solely by reason of such member’s holding or having a beneficial interest in the Capital Stock of the Company.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (other than an event which would constitute an Asset Sale or Change of Control), matures or is mandatorily redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) at the sole option of the holder thereof (except, in each case, upon the occurrence of an Asset Sale or Change of Control), on or prior to the final maturity date of the Notes; provided that if the Capital Stock in any Person is issued pursuant to any plan for the benefit of employees of the Company or any Subsidiary or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory of the United States, excluding any Foreign Subsidiary.

“EBITDA” means “EBITDA” as such term is defined and calculated in the ABL Facility Agreement as in effect on the Issue Date.

“Emergence Date” means the date on which Section IX.B of the Plan of Reorganization (Conditions Precedent to Consummation of the Plan) shall have been satisfied and the Plan of Reorganization shall have been substantially consummated, including the Exit Financing.

“Emergence Date Stockholder” means (i) any holder of more than 1.0% of the outstanding Voting Stock of the Company as of immediately following the Emergence Date or (ii) a “Stockholder,” as defined in the Stockholders Agreement.

“Emergence Transactions” means all transactions and agreements arising out of the Plan of Reorganization and emergence from Chapter 11, including, but not limited to, the Exit Financing.

“Ex Date” means: (i) when used with respect to any issuance or distribution, means the first date on which the Company Common Stock trades the regular way on such national or regional exchange or market on which the Company Common Stock is then traded or quoted without the right to receive such issuance or distribution from the Company or, if applicable, from the seller of Company Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market or, in the case of Company Common Stock that does not trade on an exchange, the record date for such issuance or distribution, (ii) when used with respect to any subdivision or combination of Company Common Stock, means the first date on which the Company Common Stock trades the regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective or, in the case of Company Common Stock that does not trade on an exchange, the effective date of such subdivision or combination, and (iii) when used with respect to any tender offer or exchange offer means the first date on which the Company Common Stock trades the regular way on such exchange or in such market after the expiration time of such tender offer or exchange offer (as it may be amended or extended or, with respect to Company Common Stock that does not trade on an exchange, the expiration date of such tender offer or exchange offer).

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute or statutes thereto.

“Excluded Contribution” means the net cash proceeds received by the Company from:

(1) contributions to its equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Qualified Capital Stock of the Company,

in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officer’s Certificate; provided that the cash proceeds thereof shall be excluded from clauses (iii)(v) and (w) of the first paragraph of Section 4.07.

“Excluded Property” shall have the meaning ascribed to such term in the Notes Security Agreement.

“Exit Financing” means that certain financing to finance the Plan of Reorganization, expected to be composed of entrance into the ABL Facility Agreement and issuances of the Notes.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer. Fair market value shall be determined by (i) the principal financial officer of the Company for transactions less than $2.5 million and shall be evidenced by an Officer’s Certificate of the principal financial officer of the Company delivered to the Trustee and (ii) the Board of Directors of the Company acting reasonably and in good faith for transactions in excess of $5.0 million and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the EBITDA of such Person for such period to the Interest Expense of such Person for such period.

“Foreign Subsidiary” means a Subsidiary of the Company which is not incorporated or otherwise organized or existing under the laws of the United States, any other Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, any other Subsidiary of the Company that has no material assets or material operations other than the equity interests of a “controlled foreign corporation” within the meaning of Section 957 of the Code, any state thereof or any territory or possession of the United States and any Subsidiary of another Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend set forth on the Global Notes in the form set forth in Exhibit B.

“Guarantee” means a guarantee by a Guarantor of the Company’s Indenture Obligations.

“Guarantor” means each Subsidiary of the Company that is a guarantor of the Notes, including any Person that is required after the Issue Date to execute a Guarantee of the Notes pursuant to Section 4.14; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Agreement” means any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement entered into for the purposes of hedging risks of currency, interest, or commodity price fluctuations or similar matters, or any indemnity agreements and arrangements entered into in connection therewith, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedging Obligations” means with respect to any Person the obligations of such Person under a Hedging Agreement.

“Holder” means any registered holder, from time to time, of any Notes.

“Indebtedness” means with respect to any Person, without duplication,

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (7) below; and

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP (excluding the footnotes).

Notwithstanding the foregoing, the term “Indebtedness” will not include: (a) in connection with the purchase by the Company or of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations not in respect of borrowed money; (c) deferred or prepaid revenues; (d) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (e) any Preferred Stock other than Disqualified Capital Stock; or (f) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Obligations” means the obligations of the Company and any other obligor under this Indenture, the Notes and the Security Documents, including any Guarantor, to pay principal of, premium, if any, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities when due and payable, and all other amounts due or to become due under or in connection with this Indenture and the Notes and the performance of all other obligations to the Trustee, the Collateral Agent and the Holders under this Indenture, the Notes and the Security Documents, according to the respective terms thereof.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company, and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the Guarantors party thereto from time to time, the ABL Representative and the Collateral Agent, substantially in the form attached hereto as Exhibit E, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms and the terms hereof and thereof, including pursuant to any joinder agreements thereto.

“interest” means, with respect to the Notes, interest (including PIK Interest) on the Notes.

“Interest Expense” means “Interest Expense ” as such term is defined and calculated in the ABL Facility Agreement as in effect on the Issue Date.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Inventory” shall have the meaning ascribed to such term in Article 9 of the UCC.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.

Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) cash payments representing dividends, return of capital or similar distributions actually received by the applicable investor in respect to the Investment or the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of the Company or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or fair market value, of such Investment.

“Issue Date” means October 9, 2020, the date of original issuance of the Notes.

“Legal Requirements” means, at any time, any and all judicial and administrative rulings and decisions, and any and all federal, state and local laws, ordinances, rules, regulations, permits and certificates of any governmental authority, in each case applicable, at such time to the Company or the Collateral (or the ownership or use thereof).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Market Disruption Event” means either (i) a failure by the primary U.S. national securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session; or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Common Stock for an aggregate of at least thirty (30) minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” means April 9, 2026.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means each mortgage or deed of trust executed by the Company or any Guarantor to secure all or a portion of the Indenture Obligations.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) except in the case of Liens ranking pari passu with or junior to the Liens securing the Notes, payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Notes” means the Company’s 8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026, issued in accordance with Section 2.02 (whether issued on the Issue Date, issued as Additional Notes, issued as PIK Notes, or otherwise issued after the Issue Date), as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Notes Liens” has the meaning assigned to “Exit Convertible Notes Liens” in the Intercreditor Agreement..

“Notes Priority Lien Obligations” has the meaning assigned to “Exit Convertible Notes Obligations” in the Intercreditor Agreement.

“Notes Security Agreement” means that certain Security Agreement, to be entered into on the Issue Date, by and among the Company, the Guarantors, if any, party thereto from time to time and the Collateral Agent, substantially in the form attached hereto as Exhibit F, as amended, modified, restated, supplemented or replaced from time to time as permitted by this Indenture.

“Notes Priority Collateral” has the meaning assigned to “Exit Convertible Notes Priority Collateral” in the Intercreditor Agreement.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Company or a Guarantor, if any, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, any assistant Treasurer, the Secretary or any assistant Secretary.

“Officer’s Certificate” means a certificate signed by one Officer that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Company, a Guarantor or the Trustee. Such opinion may refer to prior Opinions of Counsel, may contain customary assumptions, qualifications and exceptions and, with respect to factual matters, may reasonably rely on an Officer’s Certificate of the Company or certificates of public officials.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in contractual right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Payment Date” means any Change of Control Payment Date or Net Proceeds Offer Payment Date.

“Per Share FMV” of the Company Common Stock or any other security on any date means:

(i) the volume weighted average price per share of the Company Common Stock or per unit of such other security (in each case, determined by the Company using customary methods) on the principal U.S. national securities exchange on which the Company Common Stock or such other security is traded for the 10 consecutive Trading Days immediately prior to such date; or

(ii) if the Company Common Stock or such other security is not listed for trading on a U.S. national securities exchange on the relevant date, the fair market value per share of the Company Common Stock or such other security, as determined in good faith by the Board of Directors of the Company, who may take into account various factors in its determination, including (1) the last quoted bid price for the Company Common Stock or such other security in the over-the-counter market as reported by OTC Link LLC or a similar organization over a period of Trading Days deemed advisable by the Board of Directors of the Company, (2) if the Company Common Stock or such other security is not so quoted, the bid and ask prices for the Company Common Stock or such other security on the relevant date from nationally recognized independent investment banking firms over a period of Trading Days deemed advisable by the Board of Directors of the Company, (3) the opinion or appraisal of a nationally recognized investment banking firm or valuation firm, (4) the circumstances of any proposed transaction, including the availability of willing third party buyers or the financial condition or liquidity requirements of the Company and (5) any other factors deemed relevant by the Board of Directors of the Company; it being understood that the Board of Directors of the Company shall have absolute discretion as to what factors to consider in making its determination of such fair market value.

The Per Share FMV of the Common Stock or such other security shall be determined without reference to extended or after-hours trading.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date and businesses that are the same, similar, ancillary, reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means, at any time, each of (i) the Emergence Date Stockholders and their respective partners, Affiliates and all investment funds managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds managed by the Emergence Date Stockholders or their managed investment funds), (ii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all Notes that were tendered therein have been accepted and paid, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members and who Beneficially Own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (iv) any members of a group described in clause (iii) for so long as such Person is a member of such group.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a disposition excluded from the definition thereof) that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) repurchases of or other investments in the Notes;

(10) Permitted Joint Venture Investments made by the Company or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) and then outstanding, that does not exceed $5.0 million; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(12) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(13) Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by Section 5.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $5.0 million; provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (1) in which the Person has significant involvement in the day to day operations and management or veto power over significant management decisions or board or management committee representation and (2) of which at least 20.0% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1) Liens existing and in effect as of the Issue Date excluding, for the avoidance of doubt, Liens incurred or deemed incurred pursuant to clause (2) below on the Issue Date);

(2) ABL Liens securing Indebtedness incurred or deemed incurred pursuant to clause (1) of the definition of “Permitted Indebtedness” and all related Obligations, including any Hedging Obligations and cash management Obligations related thereto;

(3) Notes Liens incurred to secure the Notes, including Additional Notes, and related Guarantees, if any, and all Obligations related to any of the foregoing, and Refinancing Indebtedness incurred to Refinance Indebtedness secured by Liens described in this clause (3), together with all related Obligations;

(4) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Indenture (other than Permitted Liens under clause (2) or (3) above) and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (a) are not materially less favorable to the Holders on the whole than the Liens in respect of the Indebtedness being Refinanced; and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom);

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and such proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and such proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom);

(11) Liens securing Purchase Money Indebtedness incurred in accordance with this Indenture; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property, equipment or improvement and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired, constructed or improved (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) and (b) the Lien securing such Purchase Money Indebtedness shall be created within 270 days of such acquisition, construction or improvement;

(12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(14) Liens securing Hedging Obligations entered into for bona fide hedging purposes and not for speculation;

(15) (a) Liens on property or assets (including Capital Stock) of a Person existing at the time such Person is merged with or into, consolidated with or acquired by the Company or any Restricted Subsidiary of the Company (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom), whether in existence prior to the merger, consolidation or acquisition or incurred in contemplation thereof; provided that such Liens do not extend to any property or assets other than those of the Person merged into, consolidated with or acquired by the Company or such Restricted Subsidiary (and such additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom); and

(b) Liens on property or assets (including Capital Stock) existing at the time of acquisition of such property or assets by the Company or any Restricted Subsidiary of the Company (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom), whether in existence prior to such acquisition or incurred in contemplation thereof; provided that such Liens do not extend to any property or assets other than such acquired property or assets (and such additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom);

(16) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(17) survey exceptions, ground leases, encumbrances, easements or reservations of, or rights of others for, licenses, environmental monitoring, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or building codes or other restrictions as to the use of real property, including, without limitation, restrictions or encumbrances on subsurface mineral, oil and gas rights, in each case, that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of the properties affected thereby or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(21) Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness and all Obligations related to such Indebtedness secured by Liens incurred pursuant to this clause (21), does not exceed $5.0 million;

(22) the non-recourse pledge by the Company or any Restricted Subsidiary of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary held by the Company or such Restricted Subsidiary to secure Indebtedness or other Obligations of such Unrestricted Subsidiary;

(23) Liens of a collection bank arising under Section 4-210 of the UCC on items in the ordinary course of collection;

(24) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be incurred pursuant to Section 4.08;

(25) Liens listed on Schedule B to each Mortgage Policy (as hereinafter defined) delivered to the Collateral Agent in accordance with this Indenture or the Security Documents with respect to each Closing Date Mortgaged Property;

(26) Liens arising pursuant to retention of title arrangements in favor of suppliers incurred in the ordinary course of business and not in connection with the borrowing of money; and

(27) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of “Permitted Indebtedness”.

“Person” means any individual, partnership, corporation, limited liability company, association, join stock company, unincorporated organization, trust, joint venture or other entity, or a governmental agency or political subdivision thereof.

“PIK Interest” means the portion of an installment of interest due on an Interest Payment Date after a PIK Election as applicable in respect of Notes that is payable in PIK Notes or by increasing the outstanding principal amount of the Notes, in each case as provided in the Notes.

“Plan of Reorganization” means the Joint Plan of Reorganization for Hi-Crush Inc. and Its Affiliated Debtors under Chapter 11 of the Bankruptcy Code for the resolution of outstanding claims and interests in the Chapter 11 Case, as may be modified in accordance with the Bankruptcy Code and Bankruptcy Rules, including all exhibits, supplements, appendices, and schedules.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” means, with respect to the Notes, the principal of and premium, if any, on the Notes.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Exhibit B.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of design, installation, construction or improvement, of property or equipment (whether through the direct acquisition of assets or the acquisition of Capital Stock of any Person).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Record Date” means the applicable Record Date specified in the Notes; provided, however, that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to Refinance Indebtedness incurred in accordance with Section 4.08, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) if the Indebtedness being Refinanced has a Stated Maturity earlier than the Maturity Date, a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior in contractual right of payment to the Notes or any Guarantee, if any, then such Refinancing Indebtedness shall be subordinate in contractual right of payment to the Notes or any such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Regulation S” means Regulation S under the Securities Act.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee (or any successor group of the Trustee) to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Resale Restriction Termination Date” means, in the case of 144A Global Notes, AI Global Notes or Physical Notes, one year and, in the case of the Regulation S Global Notes or Physical Notes, 40 days, after the later of (i) the Issue Date and (ii) the last date on which the Company or any Affiliate of the Company was the owner of such Note.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary. Unless otherwise specified “Restricted Subsidiary” refers to a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission.

“Security Document Order” has the meaning assigned to such term in Section 11.06(h).

“Security Documents” means the Notes Security Agreement, the Mortgages, the Intercreditor Agreement, any other intercreditor agreement authorized or required hereunder or any joinder to any such agreement and all of the security agreements (including any copyright security agreements, trademark security agreements or patent security agreements), pledges, control agreements, lockbox letters, collateral assignments, mortgages, deeds of trust, collateral trust agreements, trust deeds or other instruments, including any joinder to any of the foregoing, evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Stated Maturity” means

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stockholders Agreement” means the stockholders agreement dated as of October 9, 2020, by and among the Company and the stockholders listed on Schedule 1 thereto.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in contractual right of payment to the Notes or the Guarantee of such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in contractual right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Trading Day” means any day during which all of the following conditions are satisfied: (i) trading in the Company Common Stock generally occurs; (ii) there is no Market Disruption Event; and (iii) a closing sale price for the Company Common Stock is provided on the principal other U.S. national or regional securities exchange on which the shares of Company Common Stock are then listed or, if the shares of Company Common Stock are not listed on a U.S. national or regional securities exchange, on the principal other market on which the shares of Company Common Stock are then traded; provided that if the Company Common Stock is not publicly listed or traded on any exchange or market, “Trading Day” shall mean Business Day.

“Transfer” means any direct, indirect or synthetic sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition or transfer (by operation of law or otherwise, including by means of reference under a derivative, participation or similar contract or by the direct, indirect or synthetic transfer or issuance of equity securities of any entity) of any Note or the underlying Company Common Stock.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee or Collateral Agent:

(1) upon the release of Collateral from the Lien of this Indenture or the Security Documents, including all Net Cash Proceeds;

(2) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Security Documents or otherwise; or

(3) for application as provided in the relevant provisions of this Indenture or any Security Document or for which disposition is not otherwise specifically provided in this Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include (a) any property deposited with the Trustee for any redemption, defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes and other Notes Priority Lien Obligations pursuant to a Net Proceeds Offer or in accordance with the terms of this Indenture, (b) any cash received or applicable by the Trustee or Collateral Agent in payment of its fees, indemnities and expenses or (c) prior to the ABL Obligations Payment Date, any amounts attributable to ABL Priority Collateral.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 4.07; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the creditor has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.07, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under Section 4.07.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(a) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(b) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America in respect of the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the Company thereof.

“U.S. Government Securities” shall mean securities which are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Securities or a specific payment of interest on or principal of any such U.S. Government Securities held by such custodian for the account of the holder of a depository receipt.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02. Other Definitions.

Term	Section
144A Global Notes	2.01
Additional Issuance Time	13.05(b)
Additional Notes	2.02
Affiliate Transaction	4.11(a)
AI Global Notes	2.01
Authentication Order	2.02
Cash Interest	4.01
Change of Control Offer	4.13(a)
Change of Control Payment	4.13(a)
Change of Control Payment Date	4.13(b)(2)
clearing agency	2.15(b)
Collective Election	13.11
Conversion Agent	2.03
Covenant Defeasance	8.02(b)
Distributed Property	13.05(c)
Event of Default	6.01
Global Notes	2.01
Group	1.01
Increased Amount	4.12(c)
Initial Global Notes	2.01
Initial Notes	2.02
Merger Event	13.11
Net Proceeds Offer	4.10(a)(5)(e)
Net Proceeds Offer Amount	4.10(a)(5)(e)
Net Proceeds Offer Payment Date	4.10(a)(5)(e)
Net Proceeds Offer Trigger Date	4.10(a)(5)(e)
OID Legend	2.16(d)
Other Transaction Party	1.01
Participants	2.15(a)
Paying Agent	2.03

Term	Section
Physical Notes	2.01
PIK Election	4.01
PIK Notes	2.01
PIK Payment	2.01
Reference Date	4.07(a)(4)(iii)(v)
Reference Property	13.11
Registrar	2.03
Regulation S Global Notes	2.01
Released Trust Monies	12.03
Replacement Assets	12.03
Restricted Payment	4.07(a)(4)
Rights Distribution	13.05(b)
Spin-Off	13.05(c)
Substitute Reports	4.18(f)
Surviving Entity	5.01(1)(b)
Tender Determination Date	13.05(e)
Trigger Event	13.05(c)
Triggering Lien	4.12

SECTION 1.03. Inapplicability of Trust Indenture Act.

No provisions of the Trust Indenture Act are incorporated by reference in or made a part of this Indenture unless explicitly incorporated by reference. Unless specifically provided in this Indenture, no terms that are defined under the Trust Indenture Act have such meanings for purposes of this Indenture.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(7) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation;”

(8) references to entities shall include any successors thereto and assigns thereof; and

(9) references to statutes, rules, regulations, guidance and forms shall be deemed to be references to any successors thereto.

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

In connection with the payment of PIK Interest pursuant to a PIK Election in respect of the Notes, the Company is entitled to, without the consent of the Holders and without regard to Section 4.09 hereof, increase the outstanding principal amount of the Notes or issue additional Notes (“PIK Notes”) under this Indenture on the same terms and conditions as the Notes (in each case, a “PIK Payment”).

The terms and provisions contained in the Notes and the Guarantees, if any, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding the foregoing, in the event of a conflict between the terms and provisions of the Notes or the Guarantees and the terms and provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “144A Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company (and having, if applicable, an executed Guarantee from each of the Guarantors, if any, endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form of Exhibit A (the “Regulation S Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company (and having, if applicable, an executed Guarantee from each of the Guarantors, if any, endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.

Notes offered and sold to AIs in the United States shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “AI Global Notes” and, together with the 144A Global Notes and the Regulation S Global Notes, the “Initial Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company (and having, if applicable, an executed Guarantee from each of the Guarantors, if any, endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.

Notes issued after the Issue Date shall be issued initially in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Company (and having, if applicable, an executed Guarantee from each of the Guarantors, if any, endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear any legends required by applicable law (together with the Initial Global Notes, the “Global Notes”) or as Physical Notes.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided. Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).

On any Interest Payment Date on which the Company pays PIK Interest pursuant to a PIK Election with respect to a Global Note, the Trustee upon receipt of an Authentication Order shall increase the principal amount of such Note by an amount equal to the interest payable, rounded up to the nearest $1.00 for the relevant interest period on the principal amount of such Note as of the relevant record date for such Interest Payment Date, to the credit of the Holders on such record date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee with respect to such Global Note, by the Trustee to reflect such increase. On any Interest Payment Date on which the Company pays PIK Interest pursuant to a PIK Election by issuing certificated PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, shall be rounded up to the nearest $1.00.

SECTION 2.02. Execution, Authentication and Denomination; Additional Notes.

One Officer of the Company (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for such Company by manual or facsimile signature. One Officer of a Guarantor, if any, (who shall have been duly authorized by all requisite corporate actions) shall sign the Guarantee, if any, for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Guarantees, if any, in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in the aggregate principal amount not to exceed $48,069,000 (the “Initial Notes”), (ii) additional Notes (the “Additional Notes”) (so long as not otherwise prohibited by the terms of this Indenture, including Sections 4.09 and 4.12), and (iii) PIK Notes issued in payment of PIK Interest pursuant to a PIK Election, in each case upon a written order of the Company in the form of a certificate of an Officer of the Company (an “Authentication Order”). Any such written order relating to the issuance of Additional Notes shall state that such Officers have reviewed this Indenture and the outstanding Security Documents and that any limitations on Indebtedness and/or Liens provided in this Indenture and such Security Documents shall not be exceeded by the issuance of such Additional Notes and otherwise are permitted by Section 4.09 and 4.12. Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, PIK Notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clause (i), (ii) or (iii) of the first sentence of this paragraph, such Authentication Order from the Company shall be accompanied by an Opinion of Counsel of the Company in a form reasonably satisfactory to the Trustee.

All Notes, including PIK Notes, issued under this Indenture shall be treated as a single class for all purposes under this Indenture. The Additional Notes and the PIK Notes shall bear any legend required by applicable law.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company. The Trustee shall not accept any request for registration of transfer or exchange after a Holder has exercised its Conversion Right.

The Notes shall be issuable only in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof.

SECTION 2.03. Registrar; Paying Agent; Conversion Agent.

The Company shall maintain or cause to be maintained an office or agency where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment or repurchase (“Paying Agent”), (c) Notes may be surrendered for conversion (“Conversion Agent”) and (d) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain or cause to be maintained an office or agency for such purposes. The Company may act as Registrar or Paying Agent, except that for the purposes of Articles Three and Eight and Sections 4.10 and 4.13, neither the Company nor any Affiliate of the Company shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company initially appoints the Trustee as Registrar, Paying Agent and Conversion Agent until such time as the Trustee has resigned or a successor has been appointed.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such at its Corporate Trust Office.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

The Company shall require each Paying Agent other than the Trustee or the Company or any Subsidiary to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Company, the Registrar shall not be required to register the transfer of or exchange of any Note beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or the Company or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Company’s and Trustee’s requirements are met. Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Company and every replacement Guarantee, if any, shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Company, any Guarantor or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on the Stated Maturity the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations (in the opinion of a nationally recognized firm of independent public accountants selected by the Company) sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Subsidiaries shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10. Temporary Notes.

Until certificated Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate certificated Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as certificated Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or a Subsidiary), and no one else, shall cancel and, at the written direction of the Company, shall dispose of all Notes surrendered for transfer, exchange, payment, conversion or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes.

SECTION 2.12. Default Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the default interest in cash, plus (to the extent lawful) any interest payable on the defaulted interest in cash, in any lawful manner at the rate provided in Section 4.01 hereof. The Company may pay the default interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of default interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Company shall provide to each Holder, in accordance with Section 14.01, with a copy to the Trustee, a notice that states the subsequent special record date, the related payment date and the amount of default interest, and interest payable on such default interest, if any, to be paid.

SECTION 2.13. CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers, and if so, the Trustee shall use the “CUSIP” or “ISIN” numbers in notices of exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” or “ISIN” numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.14. Deposit of Moneys.

Subject to Section 2 of the Notes, prior to 11:00 a.m., New York City time, on each Stated Maturity and Payment Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Stated Maturity and Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Stated Maturity and Payment Date, as the case may be.

SECTION 2.15. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B, as applicable.

Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.16. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) (A) the Depository notifies the Company that it is unwilling or unable to act as Depository for any Global Note, the Company so notifies the Trustee in writing or (B) the Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 120 days of such notice or (ii) a Default or Event of Default has occurred and is continuing and the Registrar has received a written request from any owner of a beneficial interest in a Global Note to issue Physical Notes. Upon any issuance of a Physical Note in accordance with this Section 2.15(b) the Trustee is required to register such Physical Note in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Physical Notes shall bear the applicable legends, if any.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(d) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Company shall execute, (ii) the Guarantors, if any, shall execute notations of Guarantees on and (iii) the Trustee shall upon receipt of an Authentication Order, authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e) Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.

(f) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16. Special Transfer and Exchange Provisions.

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:

(i) the Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the first anniversary of the Issue Date; provided, however, that neither the Company nor any Affiliate of the Company has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the first anniversary of the Issue Date or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) if the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in a 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the applicable 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred;

(iii) if the proposed transferor is a Participant seeking to transfer an interest in a Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of a Regulation S Global Note in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the applicable 144A Global Note in an amount equal to the principal amount of the Notes to be transferred; and

(iv) if the proposed transferor is a Participant seeking to transfer an interest in an AI Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of an AI Global Note in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the applicable 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i) the Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit C from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Company may reasonably request; and

(ii) (a) if the proposed transferor is a Participant holding a beneficial interest in a Rule 144A Global Note, an AI Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the applicable Rule 144A Global Note or AI Global Note in an amount equal to the principal amount of the beneficial interest in the applicable Rule 144A Global Note or AI Global Note to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the applicable Regulation S Global Note in an amount equal to the principal amount of the applicable Rule 144A Global Note, AI Global Note or the Physical Notes, as the case may be, to be transferred.

(c) Transfers to Other Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security not otherwise permitted by this Section 2.16:

(i) the Registrar shall register, upon receipt of a written direction from the Company, the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the first anniversary of the Issue Date; provided, however, that neither the Company nor any Affiliate of the Company has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the first anniversary of the Issue Date or (y) such transfer is being made by a proposed transferor who has checked the applicable box provided for on the applicable Global Note and has delivered to the Registrar legal opinions satisfactory to the Company and the Trustee and such other certifications or information as the Company or the Trustee may reasonably request to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; and

(ii) if the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in a Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the legal opinions, certificates and information, as applicable, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and an increase in the principal amount of the applicable Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii) if the proposed transferor is a Participant seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the legal opinions, certificates and information, as applicable, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the applicable Global Note in an amount equal to the principal amount of the Notes to be transferred.

(d) OID Legend. To the extent required by Section 1275(c)(1)(A) of the Code and Treasury Regulations Section 1.1275-3(b)(1), each Note issued at a discount to its stated redemption price at maturity shall bear a legend (the “OID Legend”) in substantially the following form (with any necessary amendments thereto to reflect any amendments occurring after the Issue Date to the applicable sections):

“For the purposes of Sections 1272, 1273 and 1275 of the Internal Revenue Code of 1986, as amended, this note is being issued with original issue discount. You may contact the Company at mskolos@hicrush.com, attention: Mark C. Skolos, and the Company will provide you with the issue price, the amount of original issue discount, the issue date and the yield to maturity of this Note.”

(e) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold pursuant to an effective registration statement under the Securities Act.

(g) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depository, or the accuracy of the books and records of the Depository.

(h) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee to reflect such increase.

SECTION 2.17. Tax Treatment.

The parties hereto intend that the Notes constitute indebtedness and will treat the Notes as indebtedness for all tax purposes, unless otherwise required by applicable law.

ARTICLE THREE

REDEMPTION

SECTION 3.01. No Redemption.

The Notes may not be redeemed by the Company in whole or in part at any time. No sinking fund, mandatory redemption or other similar provision shall apply to the Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay the principal of, premium, if any, and interest on the Notes in the manner provided in the Notes and this Indenture.

In the event that the Company determines to pay PIK Interest for any interest period, then Company will deliver a notice (a “PIK Election”) to the Trustee no later than thirty days prior to the beginning of the relevant interest period, which notice will state the total amount of interest to be paid on the Interest Payment Date in respect of such interest period and the amount of such interest to be paid as PIK Interest. The Trustee, on behalf of the Company, will promptly deliver a corresponding notice provided by the Company to the Holders. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Election is not timely delivered must be paid entirely in cash (“Cash Interest”). Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any purchase of Notes pursuant to Sections 4.10 and 4.13 hereof shall be made solely in cash.

Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 10:00 a.m. (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) an Authentication Order to increase the balance of any Global Note to reflect such PIK Interest or (ii) PIK Notes duly executed by the Company together with Authentication Order requesting the authentication of such PIK Notes by the Trustee.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on (i) overdue principal, from time to time on demand to the extent lawful, at the interest rate applicable to the Notes and (ii) overdue installments of interest (without regard to any applicable grace periods), from time to time on demand to the extent lawful, at the interest rate applicable to the Notes plus 2.0%.

If a Note would otherwise constitute an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, before the close of each accrual period ending after the fifth anniversary of the issue date of such Note, the Company will make such payments on the Note as required to prevent the Note from being treated as an “applicable high yield discount obligation.”

SECTION 4.02. Maintenance of Office or Agency.

The Company shall maintain the office or agency required under Section 2.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar). The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 14.01.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Trustee at its Corporate Trust Office as such office of the Company in accordance with Section 2.03.

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by the terms of this Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.04. Payment of Taxes.

The Company and the Guarantors, if any, shall and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of the Restricted Subsidiaries; provided, however, that the Company and the Guarantors, if any, shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) that is not delinquent or (ii) whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made.

SECTION 4.05. Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officer’s Certificate stating (i) that a review of the activities of the Company and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Company and the Guarantors, if any, have kept, observed, performed and fulfilled their obligations under this Indenture and the Security Documents and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Company and the Guarantors, if any, during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Company is taking or proposes to take with respect thereto and (ii) that there has been no adjustment to the Conversion Rate during the relevant period save as notified in writing to the Trustee and Holders. The Officer’s Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes the fiscal year end.

(b) The Company shall deliver to the Trustee promptly and in any event within five Business Days after the Company becomes aware of the occurrence of any Default an Officer’s Certificate specifying the Default and what action, if any, the Company is taking or proposes to take with respect thereto.

SECTION 4.06. Waiver of Stay, Extension or Usury Laws.

The Company and each Guarantor, if any, covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.07. Limitations on Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of shares of the Company’s or any of its Restricted Subsidiaries’ Capital Stock to holders of such Capital Stock (other than (i) dividends or distributions by the Company payable in Qualified Capital Stock of the Company or (ii) dividends or distributions by a Restricted Subsidiary; provided that, in the case of any dividend or distribution payable by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership interest in such class or series of Capital Stock);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3) make any principal payment on, purchase, defease, redeem, decrease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, defeasance, redemption, other acquisition or retirement of such Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, defeasance, redemption, other acquisition or retirement); or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company or Restricted Subsidiary, as applicable) shall exceed the sum of:

(u) 50% of Consolidated Net Income of the Company for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning following the quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(v) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock), plus

(w) without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities of any equity contribution received by the Company from a holder of the Company’s Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date, plus

(x) 100% of the aggregate amount by which Indebtedness incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(y) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of all or any portion of any Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of or interest payments made in respect of any loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Company or any Restricted Subsidiary or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary, plus

(z) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or distribution or redemption within 60 days after its date of declaration or notice, if at the date of declaration or notice, the payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Capital Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded or deducted from the calculation of Section 4.07(a)(iii) hereof;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor or of any Capital Stock of in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to the Company from any Person (other than a Restricted Subsidiary of the Company) or (b) sale (other than to a Restricted Subsidiary of the Company) of Capital Stock of the Company, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from the calculation of Section 4.07(a)(iii) hereof;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis or a basis more favorable to the Company and its Restricted Subsidiaries;

(5) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness;

(6) so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of the Company’s Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement or other employee benefit plan, or to satisfy obligations under any Capital Stock appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Capital Stock may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year); provided further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)

the cash proceeds received by the Company from the sale of Capital Stock of the Company to members of management, directors, managers or consultants of the Company or any of its Restricted Subsidiaries that occurs after the date of this Indenture to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments; plus

(B)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of this Indenture; and

and provided, further, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(7) the purchase, redemption or other acquisition or retirement for value of Capital Stock deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Capital Stock or other convertible securities if such Capital Stock represent a portion of the exercise or exchange price thereof, and any purchase, redemption or other acquisition or retirement for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Capital Stock;

(8) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with Section 4.09;

(9) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(10) any purchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock;

(11) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness pursuant to Sections 4.10 and 4.13; provided that prior to such purchase, redemption, defeasance or other acquisition or retirement for value the Company (or a third party to the extent permitted by this Indenture) shall have made a Change of Control Offer or Net Proceeds Offer as the case may be, with respect to the Notes and shall have repurchased all Notes properly tendered and not withdrawn in connection with such Change of Control or Net Proceeds Offer;

(12) in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims;

(13) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the fair market value of any non-cash dividend or distribution shall be determined on the date of declaration. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in the manner prescribed in the definition of that term. For the purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(b)(1) through 4.07(b)(13) hereof, the Company will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

SECTION 4.08. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock issued by a Restricted Subsidiary in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid by such Restricted Subsidiary on its common stock will not be deemed an encumbrance or restriction on its ability to make distributions on its Capital Stock);

(2) make loans or advances to the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company (it being understood that the subordination in right of payment of any obligation owed by a Restricted Subsidiary to any other obligation owed by such Restricted Subsidiary will not be deemed an encumbrance or restriction on its ability to pay such obligation); or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) agreements as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture;

(b) this Indenture, the Notes and the Note Guarantees;

(c) agreements governing other Indebtedness or Disqualified Capital Stock or Preferred Stock permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are either (a) not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees or (b) not reasonably likely to have a material adverse effect on the ability of the Company to make required payments on the Notes;

(d) applicable law, rule, regulation or order;

(e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(f) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(g) Purchase Money Obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased;

(h) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(i) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j) Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(k) any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(l) encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Restricted Subsidiary;

(m) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(n) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 4.09. Limitations on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving effect to the incurrence or issuance thereof, the Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

(b) Notwithstanding clause (a) of this Section 4.09, the Company and its Restricted Subsidiaries may incur, without duplication, any of the following items of Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness of the Company or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $50.0 million less, without duplication, any permanent repayment of any term loan thereunder, if any, and any permanent reduction in revolving loan commitments thereunder, in each case, from the proceeds of one or more Asset Sales which are used after the Issue Date to repay a Credit Facility;

(2) other Indebtedness of the Company or any Restricted Subsidiary arising from the Plan of Reorganization and other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness under the ABL Facility Agreement);

(3) Indebtedness under the Notes issued on the Issue Date, Indebtedness under PIK Notes, any accrual of additional principal amount of any Notes or PIK Notes in lieu of paying interest in the form of PIK Notes thereon, and, in each case, the Guarantees, if any, with respect thereto;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness, in each case, (A) subject to the approval by the Company’s Board of Directors, (B) incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and (C) in an aggregate principal amount, including all Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.09(b)(4), not to exceed $5.0 million;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a), 4.09(b)(3), 4.09(b)(4), 4.09(b)(5) or 4.09(b)(12);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)

if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B)

(i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A)	any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)	any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this Section 4.09(b)(7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Indebtedness in connection with a merger or consolidation satisfying either one of the financial tests set forth in Section 5.01(2);

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(12) any obligation arising from agreements of the Company providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction permitted by this Indenture; provided that such obligation is not reflected as a liability on the face of the balance sheet of the Company or any Restricted Subsidiary;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 4.09(b)(14), not to exceed $10.0 million.

For purposes of determining compliance with Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 4.09; provided that Indebtedness under the ABL Facility Agreement which is in existence on or prior to the Issue Date, and any renewals, extensions, refundings, refinancing or replacements thereof, will be deemed to have been incurred on such date under clause (1), and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09. In addition, for purposes of determining any particular amount of Indebtedness under Section 4.09, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Subject to the preceding paragraph, any Indebtedness incurred under any Credit Facility pursuant to clause (1) shall be deemed for purposes of Section 4.09 to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or other periodically).

SECTION 4.10. Limitations on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision:

(a) the fair market value of (i) any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business and (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person;

(b) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of this Indenture pursuant to this clause (b) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(c) the amount of any securities, notes or other obligations received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash, to the extent of the cash received in that conversion; and

(d) the amount of any liabilities or Indebtedness of the Company or a Restricted Subsidiary that are either assumed by the transferee of the relevant assets or otherwise discharged or retired in connection with such Asset Sale, excluding (i) with respect to an Asset Sale of any item of Collateral, any liabilities or Indebtedness that are subordinated in contractual right of payment to the Notes or any Guarantee, that are unsecured or that are secured by Liens on such Collateral that are junior in priority to the Liens securing the Notes or the Guarantees and (ii) with respect to an Asset Sale of assets other than Collateral, any liabilities or Indebtedness that are subordinated in contractual right of payment to the Notes or any Guarantee; and

(e) any stock or assets of the kind referred to in subclause (a) or (c) of clause (4) below (in the case of a sale of Notes Priority Collateral) or subclause (b) or (d) of clause (5) below (in any other case);

(3) if such Asset Sale involves (a) a disposition of Notes Priority Collateral or (b) after the ABL Obligations Payment Date, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser to the Collateral Agent for deposit into the Collateral Account pending application in accordance with the provisions described below, and shall be made part of Notes Priority Collateral; and

(4) Within 365 days after the receipt of any Net Cash Proceeds from any sale of Notes Priority Collateral, the Company or any Restricted Subsidiary may apply those Net Cash Proceeds at its option:

(a) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (or enter into a binding agreement to do so), if, after giving effect to any such acquisition, such Permitted Business is owned by the Company or any Guarantor and such Permitted Business includes Notes Priority Collateral with a fair market value at least equal to the fair market value of the Notes Priority Collateral disposed of in the applicable sale of Notes Priority Collateral;

(b) to make capital expenditures on assets that constitute Notes Priority Collateral (or enter into a binding agreement to do so);

(c) to acquire other capital assets that are not current assets that are pledged as Notes Priority Collateral, and that are used or useful in a Permitted Business (or enter into a binding agreement to do so);

(d) to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness that is secured by a Lien on the Notes Priority Collateral that ranks senior to the Liens on the Notes Priority Collateral securing the Notes and the Guarantees; and/or

(e) a combination of investment and repayment permitted by the foregoing clauses (a) to (d).

(5) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale (other than from a sale of Notes Priority Collateral), the Company or any Restricted Subsidiary may apply such Net Cash Proceeds at its option:

(a) (x) to repay permanently any Indebtedness under the ABL Facility Agreement or any other Indebtedness secured by a Lien under clause (1) of the definition of “Permitted Liens” then outstanding (and to effect a permanent reduction in the availability under the ABL Facility Agreement or such other Indebtedness), (y) to the extent such Net Cash Proceeds are from assets of a Restricted Subsidiary that is not a Guarantor, to permanently repay Indebtedness of a Restricted Subsidiary that is not a Guarantor and (z) to the extent such Net Cash Proceeds are from assets that are subject to a Lien under clause (11) of the definition of “Permitted Liens,” to permanently repay any indebtedness secured by such Lien on such assets;

(b) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (or enter into a binding agreement to do so), if, after giving effect to any such acquisition of assets or Capital Stock, the Permitted Business is or becomes a Guarantor and the assets and Capital Stock of such Permitted Business are pledged as Collateral;

(c) to make a capital expenditure and, to the extent such Net Cash Proceeds are from Collateral, such capital expenditures are for assets that are pledged as Collateral (or enter into a binding agreement to do so);

(d) to acquire other assets that are used or useful in a Permitted Business and, to the extent such Net Cash Proceeds are from Collateral, such assets are pledged as Collateral; and/or

(e) a combination of investment and repayment permitted by the foregoing clauses (a) to (d).

Pending the final application of such Net Cash Proceeds described in this clause (5) (other than Net Cash Proceeds that constitute Trust Monies), the Company may temporarily reduce borrowings under the ABL Facility Agreement or any other revolving credit facility that is secured by Liens on Collateral.

On the 365th day after an Asset Sale or such earlier date, if any, on which the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (4) or (5) of the preceding paragraph, as applicable (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (4) or (5) of the preceding paragraph, as applicable (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and

(x) in the case of Net Cash Proceeds from an Asset Sale of Notes Priority Collateral, to the holders of any other Notes Priority Lien Obligations to the extent required by the terms thereof or

(y) in the case of any other Net Cash Proceeds, to all holders of other Pari Passu Indebtedness to the extent required by the terms thereof, in each case, to purchase or redeem the Notes and such other Notes Priority Lien Obligations or other Pari Passu Indebtedness, as the case may be, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such other Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be) on a pro rata basis, that amount of Notes (and other Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and other Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be) to be purchased, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10.

The Company shall have no obligation to make a Net Proceeds Offer under this Section 4.10 until the date which is 10 Business Days after the date on which there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50 million, shall be applied as required pursuant to the preceding paragraph).

(b) Notice of each Net Proceeds Offer will be provided by the Company to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. Such notice shall state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 4.10 and that (subject to the provisions hereof) all Notes tendered will be accepted for payment;

(2) the purchase price (including the amount of accrued and unpaid interest, if any) and the purchase date (which shall be the Net Proceeds Offer Payment Date);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder To Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Net Proceeds Offer Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Net Proceeds Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that each new Note issued shall be in an original principal amount of $1.00 or an integral multiple of $1.00 in excess thereof;

(8) any conditions precedent to such Net Proceeds Offer; and

(9) the circumstances and relevant facts regarding such Net Proceeds Offer.

Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof in exchange for cash. To the extent Holders properly tender Notes and holders of other Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be, properly tender such other Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Notes Priority Lien Obligations or Pari Passu Indebtedness, as the case may be, will be purchased on a pro rata basis based on the aggregate principal amounts of Notes and other Notes Priority Lien Obligations or Pari Passu Indebtedness tendered, as the case may be (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture; provided that any such remaining Net Cash Proceeds shall to the extent received in respect of Notes Priority Collateral remain subject to the Lien of the Security Documents and shall continue to constitute Trust Monies. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

(c) For purposes of determining compliance with this Section 4.10, the calculations and determinations required by paragraph (a)(1) and (a)(2) of this Section 4.10 may be made, at the Company’s option, either (1) at the time a binding agreement for the relevant Asset Sale is entered into or (2) at the relevant Asset Sale is consummated.

SECTION 4.11. Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary and (ii) (A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate consideration in excess of $1.0 million, the terms of such Affiliate Transaction (or series of related Affiliate Transactions) have been approved by the Board of Directors of the Company, including a majority of the Disinterested Directors, of the Company or such Restricted Subsidiary pursuant to a Board Resolution stating that such Affiliate Transaction (or series of related Affiliate Transactions) complies with clause (i) above and (B) if there are no Disinterested Directors with respect to such Affiliate Transaction (or series of related Affiliate Transactions), the Company or such Restricted Subsidiary, as the case may be, prior to the consummation thereof, obtains a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and files the same with the Trustee.

(b) The restrictions set forth in clause (a) of this Section 4.11 shall not apply to:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and any of its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, the Capital Stock of, or controls, such Person;

(4) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent of the Company;

(5) any issuance of Capital Stock (other than Disqualified Capital Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments (or any transactions specifically excluded from the definition of the term “Restricted Payments”) that do not violate the provisions Section 4.07 hereof and Permitted Investments;

(7) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) or lessors or lessees of property in the ordinary course of business on terms, taken as a whole, that are no less favorable in any material respect than would have been obtained at such time from a Person that is not an Affiliate of the Company, as reasonably determined by the Company;

(9) payments or transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the date of this Indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole at the time such amendments, modifications or replacements are executed, are not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than those in effect on the date of this Indenture, as reasonably determined by the Company;

(10) any transaction with respect to which the Company has obtained an opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that such transaction is fair from a financial point of view to the Company and its Restricted Subsidiaries, as applicable;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company; provided that such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary, as reasonably determined by the Board of Directors of the Company;

(12) any transaction related to the implementation of the Plan of Reorganization; and

(13) loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding.

SECTION 4.12. Limitation on Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens (each, a “Triggering Lien”) of any kind securing Indebtedness, other than Permitted Liens, on or with respect to any property or assets of the Company or any Restricted Subsidiary now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless the Notes, the Guarantees and related Obligations are secured on an equal and ratable basis with such Indebtedness (and related Obligations) until such Indebtedness and related Obligations are no longer secured by the Triggering Lien.

(b) For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to paragraph (a) above or one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness, Disqualified Capital Stock or Preferred Stock (or any portion thereof) meets the criteria of paragraph (a) above or one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in paragraph (a) above or one or more of the clauses of the definition of “Permitted Liens” and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only one of such clauses.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (8) of the definition of “Indebtedness.”

SECTION 4.13. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued interest, if any, to but not including the date of purchase.

(b) Within 30 days following the date upon which a Change of Control occurred, the Company shall provide a notice to each Holder in accordance with Section 14.01, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered and not withdrawn shall be accepted for payment;

(2) the purchase price (including the amount of accrued and unpaid interest, if any) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is provided, other than as may be required by law) (the “Change of Control Payment Date”);

(3) that any Note not tendered shall continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that each new Note issued shall be in an original principal amount of $1.00 or an integral multiple of $1.00 in excess thereof;

(8) the circumstances and relevant facts regarding such Change of Control;

(9) the Conversion Right of the Holders and the then current Conversion Rate; and

(10) if such notice is delivered prior to the occurrence of a Change of Control or any other event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control or such other event.

On the Change of Control Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all Notes or portions thereof (equal to $1.00 or an integral multiple of $1.00 in excess thereof) properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Company. The Paying Agent shall promptly either (x) pay to the Holder against presentation and surrender (or, in the case of partial payment, endorsement) of the Global Notes or (y) in the case of Physical Notes, mail to each Holder of Notes the Change of Control Payment for such Notes, and the Trustee will promptly, upon receipt of an Authentication Order, authenticate and deliver to the Holder of the Global Notes a new Global Note or Notes or, in the case of certificated notes, mail to each Holder new Physical Notes, as applicable, equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Physical Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Company shall notify the Trustee and the Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at a price equal to 101% of the principal amount thereof plus accrued interest, if any, to but not including the date of purchase, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control and conditioned upon the Change of Control if a definitive agreement relating to such Change of Control has been entered into at or prior to the time of making the Change of Control Offer.

Neither the Board of Directors of the Company nor the Trustee may waive the provisions of this Section 4.13 relating to a Holder’s right to require the Company to repurchase the Notes upon a Change of Control.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.13 by virtue thereof.

SECTION 4.14. Subsidiary Guarantees.

The Company will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the Notes) of the Company or any Guarantor, unless, in any such case, such Domestic Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture (and such additional Security Documents and/or supplements to the applicable existing Security Documents in order to grant a Lien on the properties and assets of such Domestic Restricted Subsidiary which would constitute “Collateral” and take all actions required by the Security Documents to create, perfect, protect and confirm such Lien) providing a Guarantee as provided in Article Ten by such Domestic Restricted Subsidiary; provided that no Domestic Restricted Subsidiary shall be required to guarantee the Notes if it is prohibited by law from Guaranteeing the Notes.

SECTION 4.15. Further Assurances.

Subject to Article Eleven, the Company and the Guarantors, if any, will, and will cause each of their existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time, in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under this Indenture or any of the Security Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company and the Guarantors, if any, will, and will cause each of their Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be reasonably required from the Company, any Guarantor or any of their Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 4.16. Impairment of Security Interest.

The Company and the Guarantors, if any, will not, and will not permit any of their Restricted Subsidiaries to, take or omit to take any action with respect to the Collateral that could reasonably be expected to have the result of affecting or impairing the security interest in the Collateral in favor of the Collateral Agent for its benefit, for the benefit of the Trustee and for the benefit of the Holders and any holders of other Notes Priority Lien Obligations, it being understood that actions with respect to the Collateral that are not prohibited by this Indenture and the Security Documents shall not be deemed to be actions prohibited by this Section 4.16.

SECTION 4.17. Conduct of Business.

The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business, it being understood that the Company and its Restricted Subsidiaries may acquire a Person or assets engaged primarily in a Permitted Business and also in a business other than a Permitted Business and continue to engage in the business of such acquired Person or assets following such acquisition.

SECTION 4.18. Reports to Holders.

(a) Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee:

(1) within 90 days after the end of each fiscal year, annual financial statements prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Form 10-K if the Company were required to file such form, together with (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in customary form, (ii) a report on the annual financial statements by the Company’s certified independent accountants, (iii) customary business and risk factor disclosure, and (iv) disclosure with respect to the names, ages and biographical information of the members of the Company’s Board of Directors and executive officers and an aggregate value of compensation paid to such persons in the preceding fiscal year;

(2) within 45 days after the end of each of the other first three fiscal quarters of each fiscal year, all quarterly financial statements prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Form 10-Q if the Company were required to file such form, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in customary form; and

(3) within five business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K if the Company were required to file this Form, reports containing substantially all of the information with respect to Company and its Subsidiaries that would be required to be filed in a Current Report on Form 8-K pursuant to Sections 1 (other than Item 1.04), 2 (other than Item 2.02) and 4 and Items 5.01 and 5.02 (other than 5.02(c),(d) and (e) and other compensation information) of Form 8-K if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if the Company determines in good faith that such event is not material to Holders of the Notes or the business, assets, operations or financial positions of the Company and its Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing, (a) such reports shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307, 308 and 308T of Regulation S-K promulgated by the Commission, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (b) such reports shall not be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X, except that summary guarantor/non-guarantor information will be required to be provided, (c) such reports shall not be required to comply with any conflict minerals rules of the Commission or similar rules and regulations of any other government agency, (d) such reports shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K and (e) such reports shall not be required to include financial statements in interactive data format using the eXtensible Business Reporting Language.

The first fiscal quarter for which a quarterly report or annual report shall be furnished will be the first fiscal quarter that begins after six months after the Emergence Date.

Notwithstanding anything in the foregoing, (i) with respect to the fiscal year ended December 31, 2020, the audited financial statements shall be with respect to the period from the Emergence Date through December 31, 2020 and no audited financial statements or information shall be required with respect to any period prior to the Emergence Date, (ii) nothing in this Section 4.18 shall require comparisons of financial statements to periods prior to the Emergence Date or year-to-date information for any periods prior to the Emergence Date.

(b) References in this Section 4.18 to the laws, rules, forms, items, articles and sections shall be to such laws, rules, forms, items, articles and sections as they exist on the Issue Date, without giving effect to amendments thereto that may take effect after the Issue Date.

(c) Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in this Indenture.

(d) The Company shall, in satisfaction of the requirement to furnish information pursuant to Section 4.18(a), (i) post such financial statements and other information on the Company’s website (or a password protected online data system) within the time periods specified in paragraph (a) above and (ii) arrange and participate in quarterly conference calls to discuss its results of operations with Holders, prospective purchasers of the Notes and securities analysts no later than ten business days following the date on which each of the quarterly and annual reports are made available as provided above. The Company shall provide to the Trustee and Holders dial-in conference call information substantially concurrently with the posting of such reports on the Company’s website (or a password protected online data system). Access to any such reports on the Company’s website (or a password protected online data system) and to such quarterly conference calls may be password protected; provided that the Company makes reasonable efforts to notify the Trustee and Holders of, and, upon request, provides to securities analysts and prospective investors, the password and other information required to access such reports on its website (or a password protected online data system) and such quarterly conference calls.

(e) If at any time the Notes are guaranteed by a direct or indirect parent of the Company:

(i) If such parent has furnished the reports required by paragraph (a) above as if such parent were the Company (including any financial information required thereby), the Company shall be deemed to be in compliance with the provisions of paragraph (a) above; provided, (1) such reports include such disclosure as is reasonably necessary to describe any material differences between the consolidated financial information of such direct or indirect parent and the consolidated financial information of the Company and its Restricted Subsidiaries, or (2) such direct or indirect parent does not conduct, transact or otherwise engage in any material business or operations other than the business and operations conducted through the Company or its ownership of intermediate holding companies and activities incidental thereto; and

(ii) If such parent is a public company and holds regular and customary quarterly earnings calls (and gives customary notice to the public in respect thereof), the Company shall be deemed to have complied with the obligations of clause (ii) and the last two sentences of paragraph (d) above.

(f) Any information filed with, or furnished to, the Commission within the time periods specified in this covenant shall be deemed to have been made available as required by this covenant, and to the extent such filings comply with the rules and regulations of the Commission regarding such filings, they will be deemed to comply with the requirements of this Section 4.18. If the Company or a direct or indirect parent of the Company files with or furnishes to the Commission (i) an Annual Report on Form 10-K with respect to a fiscal year that complies in all material respects with the rules and regulations of the Commission regarding such filing, then such filing shall be deemed to satisfy the requirements of paragraph (a)(1) of this Section 4.18 with respect to the relevant fiscal year; (ii) a quarterly report on Form 10-Q with respect to a fiscal quarter that complies in all material respects with the rules and regulations of the Commission regarding such filing, then such filing shall be deemed to satisfy the requirements of paragraph (a)(2) of this Section 4.18 with respect to the relevant fiscal quarter; and (iii) a current report on Form 8-K with respect to any of the events described in paragraph (a)(3) of this Section 4.18 that complies in all material respects with the rules and regulations of the Commission regarding such filing, then such filing shall be deemed to satisfy the requirements of paragraph (a)(3) of this Section 4.18 with respect to such event (each of (i), (ii) and (iii), “Substitute Reports”); provided, in each case of clause (i) through (iii), that (x) such filings include such disclosure as is reasonably necessary to describe any material differences between the consolidated financial information of such direct or indirect parent and the consolidated financial information of the Company or (y) such direct or indirect parent does not conduct, transact or otherwise engage in any material business or operations other than the business and operations conducted through the Company or its ownership of intermediate holding companies and activities incidental thereto.

(g) The subsequent filing or making available of any materials or conference call required by this Section 4.18 shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such materials or conference call within the required time frame.

(h) Delivery of the reports required by this Section 4.18 to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The

Trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed on the Company’s website or any other online data system, or participate on any conference calls.

(i) For so long as any Notes remain outstanding, if at any time the Company is not required to file with the Commission the reports required by the preceding paragraphs, the Company shall furnish to the Holders and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.19. Maintenance of Properties.

Subject to, and in compliance with, the provisions of Article Eleven and the provisions of the applicable Security Documents, the Company shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good condition, repair and working order (ordinary wear and tear and casualty loss excepted) and supplied with all reasonably necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the judgment of management of the Company may be reasonably necessary, so that the business carried on in connection therewith may be properly conducted; provided, that the Company shall not be obligated to make such repairs, renewals, replacements, betterments and improvements if the failure to do so would not result in a material adverse effect on the ability of the Company and the Guarantors to satisfy their obligations under the Notes, the Guarantees, if any, this Indenture and the Security Documents; provided, further, that nothing in this Section 4.19 shall prevent the Company or any Guarantor from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuation or disposal is, in the judgment of management of the Company or any Guarantor necessary or desirable in the conduct of the business of the Company or any such Guarantor.

SECTION 4.20. Real Estate Mortgages and Filings; Landlord Waivers

With respect to any real property, other than real property that constitutes an Excluded Property, owned by the Company or any Guarantor on the Issue Date (including without limitation the Closing Date Mortgaged Property) or acquired by the Company or any Guarantor at any time thereafter (individually and collectively, the “Premises”), the Company or such Guarantor shall deliver to the Collateral Agent, in the case of (x) any Premises owned on the Issue Date, no later 90 days after the Issue Date or (y) any Premises acquired after the Issue Date, no later than 90 days after the date of such acquisition:

(a) fully executed counterparts of Mortgages, duly executed by the Company or the applicable Guarantor, as the case may be, in favor of the Collateral Agent, as mortgagee or beneficiary, as applicable, and corresponding UCC fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be reasonably necessary to create a valid, Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(b) (i) mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee in favor of Collateral Agent for the benefit of the Secured Parties (as defined in the Notes Security Agreement) (the “Mortgage Policies”) in an amount equal to 100% of the estimated fair market value (as reasonably determined by the Issuer in good faith) of the Premises purported to be covered by the related Mortgage, insuring that title to such property is vested in the Company or the applicable Guarantor and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with, to the extent available, such endorsements, as shall be reasonably required for financings of this type, accompanied by evidence of the payment in full of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) of the Company or the applicable Guarantor as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(c) if reasonably determined to be necessary by the Issuer in good faith , an American Land Title Association/National Society of Professional Surveyors form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Mortgage Policies without the need for such new or updated surveys;

(d) “Life of Loan” Federal Emergency Standard Flood Hazard Determinations with respect to each Premises (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Company or the applicable Guarantor, and evidence of flood insurance in the event any improvement on such Premises is located in a special flood hazard area); and

(e) An Opinion of Counsel in the jurisdiction where each Premises is located covering the enforceability of the relevant Mortgage covering each such Premises.

The Company and the Guarantors shall not, and shall not permit any of their Subsidiaries to, (a) hold, store or otherwise maintain any equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by the Company or a Guarantor and located in the U.S. unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or Inventory is located at premises within the U.S. that are not owned by the Company or a Guarantor and with respect to which the Company or a Guarantor, as applicable, has used commercially reasonable efforts to obtain a landlord access agreement, lien waiver or subordination agreement, (iii) such equipment is office equipment, (iv) such equipment or Inventory is in transit or being temporarily stored for the purposes of being transported, (v) such equipment is off location for servicing, repairs or modification, (vi) such equipment is being held for delivery, or (vii) the aggregate value of all equipment and Inventory located at premises which are not owned by the Company or a Guarantor and with respect to which the Company or a Guarantor, as applicable, has not used commercially reasonable efforts to obtain a landlord access agreement, lien waiver or subordination agreement does not exceed $500,000, or (b) after the date hereof, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement unless the equipment or Inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

SECTION 4.21. Other Post-Closing Actions

With respect to the actions specified under the first column of Schedule II, the Company shall take such action therein specified, and/or cause a Guarantor or other Subsidiary, as applicable, to take such action, within the time period specified by the second column of Schedule II.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Merger, Consolidation and Sale of Assets.

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person, unless:

(1) either:

(a) the Company shall be the surviving or continuing entity; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Security Documents on the part of the Company to be performed or observed (provided that if such entity is not a corporation, the Company shall simultaneously cause a corporation organized under the laws of the United States or any State thereof or the District of Columbia to become a co-issuer of the Notes, this Indenture and the Security Documents);

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3), (A) the Company may (i) consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary so long as the Company is the survivor of such merger or consolidation or all assets of the Company immediately prior to such transaction are owned by the Company and/or such Restricted Subsidiary immediately after the consummation thereof and (ii) merge with an Affiliate that is a Person that has no material assets or liabilities prior to such merger and which was organized solely for the purpose of (x) reorganizing the Company in another jurisdiction or (y) the creation of a holding company of the Company; (B) any Restricted Subsidiary that is not a Guarantor may (x) dissolve, liquidate or wind-up; provided that all of such Restricted Subsidiary’s assets are distributed to the Company or a Restricted Subsidiary in connection with such liquidation, dissolution or winding-up or (y) consolidate with, merge with or into, the Company or any other Restricted Subsidiary or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary so long as the Company or a Restricted Subsidiary is the survivor of such merger or consolidation or all assets of such Restricted Subsidiary immediately prior to such transaction are owned by the Company or a Restricted Subsidiary immediately after the consummation thereof; and (C) this Section 5.01 shall not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets by and among the Company and any Guarantors or by and among Restricted Subsidiaries that are not Guarantors.

Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is (A) an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia or (B) an entity organized and existing under the jurisdiction of organization of such Guarantor;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee and the performance of every covenant of this Indenture and the Security Documents on the part of such Guarantor to be performed or observed;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this Section 5.01.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need not comply with this Section 5.01, other than as set forth below.

The following additional conditions shall apply to each transaction described above:

(1) the Company, such Guarantor or the relevant Surviving Entity, as applicable, will cause to be filed such amendments or other instruments, if any, and cause to be recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) the Collateral owned by or transferred to the Company, such Guarantor or the relevant Surviving Entity, as applicable, shall: (a) continue to constitute Collateral under this Indenture and the Security Documents with the same relative priorities as existed immediately prior to such transaction; and (b) not be subject to any Lien other than Liens permitted by this Indenture and the Security Documents;

(3) the assets of the Person which is merged or consolidated with or into the relevant Surviving Entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after acquired property and such Surviving Entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents, are required in connection with such transaction, such supplemental indenture and Security Documents are permitted and comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or any Guarantor, as the case may be, in accordance with Section 5.01, in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed by such consolidation or into which the Company or any Guarantor, as the case may be, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company or any Guarantor, as the case may be, under this Indenture and either the Notes or the Guarantee of such Guarantor, as the case may be, with the same effect as if such Surviving Entity had been named as such. When a successor Person assumes all of the obligations of the predecessor hereunder and under the Notes and the Security Documents and agrees in writing to be bound hereby and thereby, the predecessor shall be released from such obligations.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity or otherwise;

(3) the failure by the Company to comply with any of its agreements or covenants set forth in Section 5.01;

(4) the failure by the Company in respect of its obligations to make a Change of Control Offer or a Net Proceeds Offer, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(5) failure by the Company to deliver the shares of Company Common Stock as and when such shares of Company Common Stock are required to be delivered following conversion of a Note, and continuance of such default for two Business Days;

(6) a default in the observance or performance of any other covenant or agreement contained in this Indenture, any Guarantee or any Security Document, which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(7) the failure to pay at final Stated Maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than Indebtedness owed to the Company or any of its Restricted Subsidiaries), or the acceleration of the final Stated Maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 Business Days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final Stated Maturity or which has been accelerated (in each case with respect to which the 20-Business Day period described above has elapsed), aggregates $20.0 million or more at any time;

(8) one or more judgments in an aggregate amount in excess of $20.0 million (net of any insurance or indemnity proceeds actually received in respect thereof and excluding any judgment considered to be a “General Unsecured Claim” pursuant to the Plan of Reorganization) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unsatisfied, unpaid or unstayed for, or the Company or any of its Restricted Subsidiaries has not otherwise bonded, waived or established an agreed upon schedule of payment for, or such judgment is not subject to a dispute before the Bankruptcy Court as to whether such judgment is a “General Unsecured Claim” pursuant to the Plan of Reorganization, such judgment or judgments within, a period of 60 days after such judgment or judgments become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) the Company or any of its Significant Subsidiaries pursuant to or under or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors.

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding,

(ii) appoints a Custodian of the Company or any of its Significant Subsidiaries for all or substantially all of its properties taken as a whole, or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries;

(11) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture) if such default continues for 10 Business Days;

(12) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Security Documents that materially and adversely affects the enforceability, validity, perfection or priority of the Lien on a material portion of the Collateral, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied); or

(13) except as permitted by the Security Documents and the provisions of this Indenture, any of the Security Documents is repudiated or disaffirmed by the Company or any Guarantor or ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created on the Collateral (excluding immaterial portions thereof) in favor of the Holders.

SECTION 6.02. Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(9) or (10) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in Section 6.01(9) or (10) with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and cancel a declaration of acceleration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(9) or (10), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies.

If a Default occurs and is continuing, the Trustee may, subject to the provisions of the Intercreditor Agreement, pursue any available contractual remedy under this Indenture by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default or Event of Default under this Indenture, and its consequences, except a Default (i) in the payment of the principal of or interest on any Note as specified in Section 6.01(1) or (2), (ii) any Default with respect to the Conversion Rights of Holders as specified in Section 6.01(5) or (iii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. Upon such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents, but no such waiver shall extend to any subsequent or other Default.

SECTION 6.05. Control by Majority.

The Holders of at least a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee pursuant to this Indenture or exercising any trust or power conferred on it pursuant to this Indenture. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of another Holder; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.    Prior to taking any action or following any direction pursuant to this Indenture, the Trustee shall be entitled to seek indemnification satisfactory to it against any loss or expense caused by taking such action or following such direction.

SECTION 6.06. Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

(6) However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture of any Holder to receive payment of principal of and premium, if any, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of the Holder.

SECTION 6.08. Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee (including, without limitation, any amounts due to the Trustee under Section 7.06), its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company, their creditors or their property and shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such judicial proceedings (subject to the provisions of the Intercreditor Agreement) and shall be empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10. Priorities.

Subject to the requirements of the Intercreditor Agreement or any successor agreement and the Security Documents thereto to which the Trustee is party and by which it is bound, if the Trustee collects any money or property pursuant to this Article Six or any Security Document, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Agent for amounts due under this Indenture (including Section 7.06 and Section 11.10) and under any Security Document;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Company or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Security Documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of a Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or in any Security Document and no duties, covenants, responsibilities or obligations shall be implied in this Indenture or in any Security Document against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officer’s Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture or any Security Document. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture or any Security Document.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of Section 7.01(b).

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

(d) No provision of this Indenture or any Security Document shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or under any Security Document or to take or omit to take any action under this Indenture or under any Security Document or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, gross negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

(h) The Trustee shall not be liable for any action or failure to act on the part of a co-trustee, separate trustee or separate Collateral Agent.

(i) As provided more fully in Article Eleven, the Trustee and the Collateral Agent, as applicable are hereby authorized and directed to execute and enter into each of the Security Documents and all other instruments relating to the Security Documents. Each Holder, by accepting a Note, agrees to all of the terms and provisions of each of the Security Documents, as the same may be amended from time to time pursuant to the terms thereof and this Indenture.

(j) The Trustee shall not be obliged to monitor whether any event has occurred that may require any adjustment of the Conversion Rate and shall assume, in good faith, that none has occurred until it has actual knowledge to the contrary and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so or any adjustment or lack of adjustment of the Conversion Rate.

SECTION 7.02. Rights of Trustee Under this Indenture and the Security Documents.

Subject to Section 7.01:

(a) The Trustee may rely conclusively on any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting hereunder or under any Security Document, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 14.02. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under a Security Document in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or a Security Document at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or a Security Document, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder or under any Security Document.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture or in the Security Documents shall not be construed as duties.

(j) Except with respect to Sections 4.01 and 4.05, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article Four. In addition, except as otherwise expressly provided herein or in the Security Documents, the Trustee shall have no obligation to monitor or verify compliance by the Company or any Guarantor with any other obligation or covenant under this Indenture or the Security Documents. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 6.01(1) or 6.01(2) or (ii) a Responsible Officer of the Trustee has received written notice of any Default or Event of Default at the Trustee’s Corporate Trust Office and such notice references the Notes and this Indenture and states that such notice is a “notice of default”.

(k) Except as otherwise expressly provided herein or in the Security Documents or as required by applicable law, the Trustee shall have no duty (i) to cause the maintenance of any insurance, (ii) with respect to the payment or discharge of any tax, charge or Lien levied against any part of the Collateral, or (iii) with respect to the filing or refiling of any Security Document.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under any Security Document, and to each Agent, custodian and other Person employed to act hereunder or under any Security Document (including without limitation as Collateral Agent and Conversion Agent).

(m) Except as otherwise expressly provided herein or in the Security Documents, the Trustee shall be under no obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of any of the Security Documents or to inspect the property (including the books and records) of the Company.

(n) The Trustee shall not be responsible or liable for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens upon any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part.

(o) In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(p) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Security Documents.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Section 7.09.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents, the Collateral or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any other money paid to or at the direction of the Company under any provision of this Indenture, and it shall not be responsible for any statement of the Company in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness, sufficiency or adequacy of this Indenture or any Security Document.

SECTION 7.05. Notice of Default.

If a Default occurs and is continuing and is deemed to be known to the Trustee pursuant to Section 7.02(j), the Trustee shall provide to each Holder, in accordance with Section 14.01, notice of the uncured Default within 30 days after the date on which the Trustee is deemed to have knowledge or notice of such Default. Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on a Payment Date pursuant to an offer to purchase or a Default in complying with the provisions of Article Five, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s gross negligence, bad faith or willful misconduct, as determined by a final nonappealable order of a court of competent jurisdiction. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents, counsel, accountants and experts. When the Trustee incurs expenses or renders services after an Event of Default pursuant to Section 6.01(9) or 6.01(10) hereof, the expenses and compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

The Company shall indemnify each of the Trustee or any predecessor Trustee and its officers, directors, employees and agents for, and hold them harmless against, any and all actions, proceedings, loss, damage, liability, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability, cost or expense incurred by them except for such actions to the extent caused by any gross negligence, bad faith or willful misconduct on their part, as determined by a final nonappealable order of a court of competent jurisdiction, arising out of or in connection with this Indenture or any Security Document including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder (including this Section 7.06). The Trustee shall notify the Company promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity; provided, however, that any failure to provide such notice shall not affect the obligations of the Company under this Section 7.06 except to the extent of the harm caused by such failure. The Company may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents subject to the claim may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company will not be required to pay such fees and expenses if, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), it assumes the Trustee’s defense and there is no conflict of interest between the Company and the Trustee and its agents subject to the claim in connection with such defense as reasonably determined by the Trustee. The Company need not pay for any settlement made without its written consent (which consent shall not be unreasonably withheld).

To secure the Company’s payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(9) or (10) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.06 shall survive the satisfaction and discharge of this Indenture for any reason, including any termination or rejection hereof under any Bankruptcy Law, the resignation or removal of the Trustee or the appointment of a successor Trustee.

SECTION 7.07. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing at least 30 days prior to such resignation. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee and such Holders may appoint a successor Trustee. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or any order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, such resignation or removal will automatically constitute, without any further action by the Trustee, a resignation or removal of the Trustee in any capacity hereunder and under each of the Security Documents (including as Collateral Agent) and a release of all obligations of the Trustee (in such capacity and in any other capacity) hereunder and under any of the Security Documents; provided that to the extent the Trustee is also the Collateral Agent under the Security Documents, any such resignation or removal of the Trustee hereunder shall not constitute an automatic resignation or removal of the Collateral Agent (unless the Collateral Agent resigns or is otherwise removed pursuant to Section 11.06(e)).

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (other than the removal of the Trustee by Holders of a majority in principal amount of the outstanding Notes), the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee (which must assume the obligations of the Trustee in each of its capacities hereunder and, as applicable, under the Security Documents, including as Collateral Agent if the Collateral Agent has resigned or is otherwise removed pursuant to Section 11.06(e)). Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. For the avoidance of doubt, if the Trustee and Collateral Agent have both resigned or otherwise been removed hereunder, then no resignation or removal of either the Trustee or Collateral Agent shall be effective unless and until both the successor Trustee and successor Collateral Agent have been appointed and have assumed the responsibilities of Trustee and Collateral Agent, respectively.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.06, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.06, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall provide notice, in accordance with Section 14.01, of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the Company, the retiring Trustee or the Holders of at least 10% in principal amount of the outstanding Notes may, in each case at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

If the Trustee fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

SECTION 7.08. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.09. Eligibility.

This Indenture shall always have a Trustee who has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

SECTION 7.10. Co-trustees, Separate Trustee, Collateral Agent.

At any time or times, for the purpose of meeting the Legal Requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% of the outstanding principal amount of the Notes, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee or collateral agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.10. If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have power to make such appointment.

Should any written instrument from the Company be requested by any co-trustee or separate trustee or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request of such co-trustee or separate trustee or separate collateral agent, be executed, acknowledged and delivered by the Company.

Any co-trustee, separate trustee or separate collateral agent shall agree in writing to be and shall be subject to the provisions of the Security Documents as if it were the Trustee thereunder (and the Trustee shall continue to be so subject).

Every co-trustee or separate trustee or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(a) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(b) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, or by the Trustee and such separate collateral agent or collateral agent jointly as shall be provided in the instrument appointing such co-trustee, separate trustee or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee, separate trustee or separate collateral agent.

(c) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee, separate trustee or separate collateral agent appointed under this Section 7.10, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, separate trustee or separate collateral agent without the concurrence of the Company. Upon the written request of the Trustee, the Company shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, separate trustee or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.10.

(d) No co-trustee, separate trustee or separate collateral agent hereunder shall be liable by reason of any act or omission of the Trustee, or any other such trustee hereunder.

(e) The Trustee shall not be liable by reason of any act or omission of any co-trustee, separate trustee or separate collateral agent.

(f) Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee, separate trustee or separate collateral agent, as the case may be.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of the Company’s Obligations.

The Company may terminate its obligations under the Notes and this Indenture and the obligations of the Guarantors, if any, under the Guarantees and this Indenture and this Indenture shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 8.01, if:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any and interest on the Notes to the date of maturity, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or (2) have been submitted for conversion and the Company has (i) delivered to the Trustee shares of Company Common Stock sufficient to satisfy its conversion obligations in respect of all such Notes, and (ii) irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the amount in cash due in lieu of fractional shares of Company Common Stock issued upon conversion of all such Notes;

(2) the Company has paid all other sums payable under this Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

With respect to the foregoing, the Company’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 7.06, 8.05, 8.06 and Article Thirteen shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.06, 8.05 and 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Covenant Defeasance.

(a) The Company may, at its option and at any time, elect to have paragraph (b) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03, be released from their respective obligations under the covenants contained in Sections 4.03 (other than with respect to the legal existence of the

Company), 4.04, 4.07 through 4.19, and clauses (2) and (3) of the first paragraph and clause (3) of the fourth paragraph of Section 5.01, Article Ten, Article Eleven and the Security Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (it being understood, for the avoidance of doubt, that the obligations of the Company and its Restricted Subsidiaries pursuant to Article Thirteen hereof shall remain in full force and effect) (hereinafter, “Covenant Defeasance”). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), subject to the satisfaction of the conditions set forth in Section 8.03, clauses (3), (4), (6), (7) and (8) of Section 6.01 shall not constitute Events of Default.

SECTION 8.03. Conditions to Covenant Defeasance.

The following shall be the conditions to the application of Section 8.02(b) hereof to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations, U.S. Government Securities or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants selected by the Company to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof;

(2) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(4) such Covenant Defeasance shall not result in a breach or violation of or constitute a default under this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(5) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in, in the case of the Officer’s Certificate, clauses (1) through (5), as applicable, and, in the case of the Opinion of Counsel, clauses (2) and (4) of this Section 8.03 have been complied with.

SECTION 8.04. Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes; provided that, if there is a tender offer by the Company for outstanding Notes that is in progress at the time of such deposit, such money deposited with the Trustee pursuant to Section 8.01 may be applied to pay any cash consideration for any Notes validly tendered into such tender offer and not validly withdrawn. The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations, except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Covenant Defeasance.

SECTION 8.05. Repayment to the Company.

The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for one year; provided, however, that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or provide to each Holder entitled to such money notice, in accordance with Section 14.01, that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or giving of notice any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Company’s obligations under this Indenture, and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight; provided that if the Company has made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

The Company, the Guarantors, if any, and the Trustee and/or Collateral Agent, as applicable, together, may amend or supplement this Indenture (including the form of agreements attached thereto as exhibits), the Security Documents (including the form of agreements attached thereto as exhibits), the Notes or the Guarantees, without notice to or consent of any Holder:

(1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in this Indenture, the Notes, any Guarantee and the Security Documents, as applicable, in accordance with Article Five;

(2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the Holders, to increase the Conversion Rate at the discretion of the Company, or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, the Notes, any Guarantee or any Security Document, or to make any change that would provide any additional rights or benefits to the Holders;

(3) to cure any ambiguity, omission or mistake, or to correct or supplement any provision in this Indenture, the Notes, any Guarantee or any Security Document which may be defective or inconsistent with any other provision in this Indenture, the Notes, any Guarantee or any Security Document, including to conform any Security Document to the form of any equivalent document securing the ABL Obligations as provided in the Intercreditor Agreement;

(4) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes, any Guarantee or any Security Document; provided that, in each case, such actions pursuant to this clause (4) shall not adversely affect the interest of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(5) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is or becomes so qualified;

(6) to add to the Collateral securing the Notes or Guarantees or to add or to release a Guarantor in accordance with this Indenture;

(7) to evidence and provide the acceptance of the appointment of a successor Trustee or Collateral Agent under this Indenture and the Security Documents;

(8) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders (and the holders or lenders of Notes Priority Lien Obligations or ABL Obligations) as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(9) to provide for the issuance of Additional Notes or PIK Notes in accordance with this Indenture;

(10) to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by any of the Security Documents, the Intercreditor Agreement and this Indenture;

(11) to add additional secured creditors holding Notes Priority Lien Obligations or ABL Obligations so long as such Obligations are not prohibited by this Indenture or the Security Documents, and to appropriately include the same in the Intercreditor Agreement; or

(12) to provide for the conversion of the Notes in accordance with the terms of this Indenture.

SECTION 9.02. With Consent of Holders.

(a) Subject to Section 6.07, the Company, the Guarantors, if any, and the Trustee and/or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend or supplement this Indenture (including the form of agreements attached thereto as exhibits), any Security Document (including the form of agreements attached thereto as exhibits) (except as otherwise described herein), the Notes or the Guarantees, if any, without notice to any other Holders. Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes, any Security Document or the Guarantees, if any, without prior notice to any other Holders.

(b) Notwithstanding Section 9.02(a), without the consent of each Holder affected, no amendment, supplement or waiver may (with respect to any Notes held by such non-consenting Holders):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest, on any Notes, or decrease the then current Conversion Rate (except pursuant to Section 13.05);

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes (other than (i) as provided in the definition of Maturity Date and (ii) provisions relating to the purchase of Notes pursuant to Section 4.10, but subject to clause (6) below) or alter or waive any of the provisions with respect to the redemption of the Notes pursuant to Article Three;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture entitling each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or setting forth the contractual right to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee as to contractual right of payment in a manner which adversely affects the Holders;

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture;

(9) adversely affect the right of Holders to convert Notes in accordance with Article Thirteen; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding Sections 9.02(a) or 9.02(b) , (i) without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes, no amendment may release from the Lien of this Indenture or the Notes and the Security Documents all or substantially all of the Collateral, otherwise than in accordance with the terms of the Security Documents, (ii) the provisions of Sections 13.05 to 13.14 may be waived or modified only with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes, and (iii) without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes, the Company shall not consent to, enter into an agreement with respect to, consummate, permit to occur or otherwise agree to or allow the occurrence of a Merger Event.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall provide to the Holders, in accordance with Section 14.01 (with a copy to the Trustee), a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to provide such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Company received before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date. The Company shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 9.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, however, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.04. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Company shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Company’s expense. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee and Collateral Agent To Sign Amendments, Etc.

The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided, however, that the Trustee and/or the Collateral Agent, as applicable, may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee and/or the Collateral Agent, as applicable. The Trustee and/or the Collateral Agent, as applicable, shall be entitled to receive, and shall be fully protected in conclusively relying upon without liability and without any obligation , an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and/or the applicable Security Document, as applicable, and all conditions precedent thereto have been complied with. Such Officer’s Certificate or Opinion of Counsel, as applicable, shall be at the expense of the Company. The Trustee or Collateral Agent, as applicable, shall provide notice of the effectiveness of any amendment or supplement or waiver to this Indenture, the Security Documents, the Notes or Guarantees to the ABL Representative to the extent required by the Intercreditor Agreement, but the failure to provide such notice shall not impair or affect the validity of such amendment, supplement or waiver or create any claim against the Trustee or Collateral Agent for such failure. Prior to executing any amendment, supplement or waiver to this Indenture, the Security Documents, the Notes or Guarantees and for so long as the

Company’s obligations under the ABL Facility Agreement remain outstanding, the Trustee or Collateral Agent, as applicable, shall receive from the Company an Officer’s Certificate, and shall be fully protected in conclusively relying upon such Officer’s Certificate without liability, stating that such amendment, supplement or waiver is permitted under the terms of the ABL Facility Agreement as in effect on the date hereof, unless the ABL Representative has otherwise provided its written consent to the Trustee or Collateral Agent to such amendment, supplement or waiver.

ARTICLE TEN

GUARANTEE

SECTION 10.01. Guarantee.

Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives, to the extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates any Note hereunder, this Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

SECTION 10.03. [Reserved].

SECTION 10.04. Release of Guarantees.

Any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing such Guarantee) shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the designation of the Guarantor as an Unrestricted Subsidiary;

(2) the exercise of the Company’s covenant defeasance option as described under Section 8.02 (solely with respect to Guarantees of the Notes), or if Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(3) any sale, issuance or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of (i) all or substantially all of the assets of such Restricted Subsidiary or (ii) Capital Stock of a Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Subsidiary; provided that such sale or disposition of such Capital Stock is otherwise permitted by the terms of this Indenture; or

(4) if applicable, the Indebtedness that resulted in the creation of such Guarantee is released or discharged.

ARTICLE ELEVEN

COLLATERAL AND SECURITY DOCUMENTS

SECTION 11.01. Security Documents; Additional Collateral; Intercreditor Agreement.

(a) Security Documents. In order to secure the due and punctual payment and performance of the Notes Priority Lien Obligations (including the Indenture Obligations), the Company, the Guarantors, if any, the Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture entered or, in accordance with the provisions of Section 4.14, Section 4.15, Article Five and this Article Eleven, will enter into the Security Documents. In the event of a conflict between the terms of this Indenture and the Security Documents, the Security Documents shall control.

The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and take all other actions as are reasonably necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral solely to the extent that any security interest therein is not required to be perfected under the Security Documents) as a perfected Notes Priority Lien subject only to Permitted Liens.

(b) Additional Collateral. With respect to assets acquired after the Issue Date, the applicable Company or Guarantor will take the actions required by the Notes Security Agreement and the other Security Documents.

(c) Intercreditor Agreement. Each Holder of a Note, by accepting such Note, (a) agrees to all the terms of, and that it will be bound by, the provisions of the Intercreditor Agreement and the other Security Documents and (b) authorizes and directs the Trustee and/or Collateral Agent to execute the same, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.

SECTION 11.02. Recording, Registration and Opinions.

The Company and the Guarantors shall furnish to the Trustee at least 30 days prior to the anniversary of the Issue Date in each year an Officer’s Certificate, dated as of such date, either (i) stating that, in the opinion of such officer, such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens granted by the Company and the Guarantors under the applicable Security Documents securing the Indenture Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken or (ii) stating that, in the opinion of such officer, no such action is necessary to maintain such Liens or security interests.

SECTION 11.03. Releases of Collateral.

The Liens securing the Notes and the Guarantees, if any, will automatically and without the need for any further action by or notice to any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Liens, upon full payment of all principal on, accrued and unpaid interest, including additional interest, on and premium, if any, under the Notes and Indenture;

(3) in whole, as to property subject to such Liens, upon:

(a) satisfaction and discharge of this Indenture as set forth under Article Eight; or

(b) a Covenant Defeasance of this Indenture as set forth under Article Eight;

(4) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Sections 4.10 and 5.01, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to Section 10.04, concurrently with the release of such Guarantee or (c) at any time becomes an Excluded Property;

(5) in whole, as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, as provided for in Section 9.02(b);

(6) in part, as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority of the aggregate principal amount of Notes then outstanding, as provided for in Section 9.02(b); and

(7) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement.

SECTION 11.04. Form and Sufficiency of Release.

In the event that either the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that, under the terms of this Indenture may be sold, exchanged or otherwise disposed of by the Company or any Guarantor, and the Company or such Guarantor requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture, the applicable Guarantee and the Security Documents, upon receipt of an Officer’s Certificate to the effect that such release complies with or is permitted by Section 11.03 and specifying the provision in Section 11.03 pursuant to which such release is being made (upon which the Trustee may exclusively and conclusively rely), the Trustee shall execute, acknowledge and deliver to the Company or such Guarantor (or instruct the Collateral Agent to do the same) such an instrument in the form provided by the Company, and providing for release without recourse or warranty (express or implied) and shall take such other action as the Company or such Guarantor may reasonably request and as necessary to effect such release all at the Company’s expense.

SECTION 11.05. Possession and Use of Collateral.

Subject to the provisions of the Security Documents, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral (other than Trust Monies held by the Collateral Agent, other monies, U.S. Legal Tender, U.S. Government Obligations or U.S. Government Securities deposited pursuant to Article 8, and other than as set forth in the Security Documents and this Indenture), to freely operate, manage, develop, lease, use, consume and enjoy the Collateral (other than Trust Monies held by the Collateral Agent, other monies and U.S. Government Obligations deposited pursuant to Article 8 and other than as set forth in the Security Documents and this Indenture), to alter or repair any Collateral so long as such alterations and repairs do not impair the Lien of the Security Documents thereon, and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof and to effect transactions permitted under Sections 4.10 and 5.01.

SECTION 11.06. Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its collateral agent under this Indenture and the Security Documents and each of the Holders by acceptance of the Notes hereby authorizes and directs the Collateral Agent to enter into each of the Security Documents without risk of liability and to take such action on its behalf under the provisions of this Indenture and each of the Security Documents and to exercise such powers and perform such duties as are expressly required, permitted or delegated to the Collateral Agent by the terms of this Indenture and each of the Security Documents as the same may be in effect or as may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 11.06. The provisions of this Section 11.06 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Company or any Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 11.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent shall not be construed to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent may and, upon direction from the Trustee or the requisite Holders as provided hereunder or under a Security Document, shall exercise or refrain from exercising such discretionary rights, or take or refrain from taking such actions which the Collateral Agent is expressly entitled to take or assert under this Indenture and the Security Documents, including the exercise of remedies pursuant to Article Six, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Collateral Agent may execute any of its duties under this Indenture and the Security Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the bad faith, any negligence or misconduct of any agent, employee or attorney-in-fact that it selects as long as such selection was made with due care.

(c) None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own bad faith, gross negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor, contained in this Indenture or any indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or any other indenture, the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any other indenture or the Security Documents, or for any failure of the Company or any Guarantor or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any other indenture or the Security Documents or to inspect the properties, books or records of the Company or any Guarantor.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six (subject to this Section 11.06) or the Holders as provided in the Security Documents; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(e) A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent shall become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 11.06(e). The Collateral Agent may resign in writing at any time by so notifying the Company, the Trustee and each trustee, agent or representative of holders of Notes Priority Lien Obligations at least 30 days prior to the proposed date of resignation. The Company may remove the Collateral Agent if: (i) the Collateral Agent is removed as Trustee under this Indenture; (ii) the Collateral Agent fails to meet the requirements for being a Trustee under Section 7.09 (prior to the discharge or defeasance of this Indenture); (iii) the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Collateral Agent under any Bankruptcy Law; (iv) a custodian or public officer takes charge of the Collateral Agent or its property; or (v) the Collateral Agent becomes incapable of acting. If the Collateral Agent resigns or is removed or if a vacancy exists in the office of Collateral Agent for any reason, the Company shall promptly appoint a successor Collateral Agent which complies with the eligibility requirements contained in this Indenture (other than Additional Notes) are incurred. If a successor Collateral Agent does not take office within 10 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Company or the holders of at least 10% in principal amount of the then outstanding principal amount of (x) the Notes (other than any Additional Notes except to the extent constituting Notes Priority Lien Obligations) and (y) Notes Priority Lien Obligations (to the extent the trustee, agent or representative of holders of such Notes Priority Lien Obligations executed a joinder to the applicable Security Documents) may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and the duties of the Collateral Agent under this Indenture and the Security Documents. The successor Collateral Agent shall provide a notice of its succession to the Trustee and each trustee, agent or representative of holders of Notes Priority Lien Obligations. The retiring Collateral Agent shall promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent; provided that all sums owing to the Collateral Agent hereunder have been paid. Notwithstanding replacement of the Collateral Agent pursuant to this Section 11.06(e), the Company’s obligations under this Section 11.06 and Section 11.10 shall continue for the benefit of the retiring Collateral Agent. If the Collateral Agent resigns or is removed, such resignation or removal will not constitute a resignation or removal of the Trustee hereunder (unless the Trustee resigns or is otherwise removed pursuant to Section 7.07).

(f) Wilmington Savings Fund Society, FSB, shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith, as determined by a final nonappealable order of a court of competent jurisdiction.

(g) The Trustee and the Collateral Agent are authorized and directed by the Holders and the Holders by acquiring the Notes and deemed to have authorized the Trustee and Collateral Agent to (i) enter into the Security Documents to which it is a party, whether executed on or after the Issue Date, (ii) bind the Holders on the terms as set forth in such Security Documents and (iii) perform and observe their respective obligations under such Security Documents.

(h) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.06(h), and (ii) instruct the Collateral Agent to execute and enter into such Security Document and the Collateral Agent shall (without any obligation to review or negotiate the terms of such Security Document) sign any such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. Each Holder of the Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes the Collateral Agent to perform its respective obligations and exercise its rights thereunder in accordance therewith. Notwithstanding the foregoing, in no event shall the Collateral Agent be required to execute and enter into any such Security Document if the Collateral Agent determines in its reasonable discretion that such Security Document is reasonably likely to adversely affect any of the Collateral Agent’s rights, benefits, immunities, privileges or indemnities hereunder, require the Collateral Agent to expend or risk its own funds or cause the Collateral Agent to incur any loss, liability or expense.

(i) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company and the Guarantors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral, and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(j) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(k) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture and the Security Documents in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

SECTION 11.07. Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 11.04 have been satisfied.

SECTION 11.08. Authorization of Actions to be Taken by the Collateral Agent Under the Security Documents.

(a) Each Holder of Notes, by accepting such Note, agrees that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Collateral Agent to enter into and perform the Security Documents in each of its capacities thereunder.

(b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes and the holders of any other Notes Priority Lien Obligations or ABL Obligations any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes, any other Notes Priority Lien Obligations or ABL Obligations according to the provisions of this Indenture, and the Security Documents.

(c) Subject to the provisions of Section 7.01 and Section 7.02 hereof, and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Notes Liens;

(ii) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

(iii) collect and receive payment of any and all Obligations.

Subject to the Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Notes Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Notes Liens on the Collateral or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.

SECTION 11.09. Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Eleven upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article Eleven.

SECTION 11.10. Compensation and Indemnification.

The Collateral Agent shall be entitled to the rights, privileges, protections, immunities and benefits given to the Trustee under Article 7 of this Indenture, including compensation and indemnification as set forth in Section 7.06 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).

ARTICLE TWELVE

APPLICATION OF TRUST MONIES

SECTION 12.01. Collateral Account.

No later than 30 days following the earlier of (i) the first date on which the Company or any Guarantor receives any Net Proceeds from an Asset Sale of Collateral (other than, prior to the ABL Obligations Payment Date, ABL Priority Collateral) and (ii) the first date on which the Trustee or the Collateral Agent receives any Trust Monies, there shall be established and, at all times thereafter until this Indenture shall have terminated, there shall be maintained the Collateral Account as set forth in the following paragraph.

The Collateral Account shall be established and maintained by the Collateral Agent at the office of the Collateral Agent or as a deposit account or securities account with a third-party depositary bank or securities intermediary subject to a control agreement in favor of the Collateral Agent. For the avoidance of doubt, no other deposit account or securities account shall be, or shall be deemed to be, the Collateral Account and Trust Monies shall include only cash and Cash Equivalents required to be deposited into the Collateral Account pursuant to the terms of this Indenture.

The Company shall cause all such Net Proceeds specified in clause (i) of the first paragraph of this Section 12.01 to be deposited in the Collateral Account and any such Trust Monies, together with any Trust Monies received directly by the Trustee or Collateral Agent as contemplated by clause (ii) of the first paragraph of this Section 12.01, shall be held in the Collateral Account for the benefit of the Collateral Agent and for the benefit of the Secured Parties (as defined in the Notes Security Agreement ) as a part of the Collateral until released in accordance with this Article Twelve.

SECTION 12.02. Withdrawal of Net Cash Proceeds to Fund a Net Proceeds Offer .

To the extent that any Trust Monies consist of Net Cash Proceeds received by the Collateral Agent pursuant to the provisions of Section 4.10 and a Net Proceeds Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 4.10 upon written notice by the Company to the Trustee and upon receipt by the Trustee and the Collateral Agent of an Officer’s Certificate, dated not more than 30 days prior to the date of purchase, stating:

(1) that no Event of Default shall have occurred and be continuing;

(2) (x) that such Trust Monies constitute Net Cash Proceeds, (y) that pursuant to and in accordance with Section 4.10, the Company has made a Net Proceeds Offer and (z) the amount of Net Cash Proceeds, as applicable, to be applied to the repurchase of the Notes and Notes Priority Lien Obligations pursuant to the a Net Proceeds Offer;

(3) the date of purchase; and

(4) that all conditions precedent and covenants herein provided for relating to such application of Trust Monies have been complied with. Upon compliance with the foregoing provisions of this Section 12.02, the Trustee shall apply the Trust Monies as directed and specified by the Company.

SECTION 12.03. Withdrawal of Trust Monies for Investment in Replacement Assets.

In the event the Company intends to reinvest Net Cash Proceeds of an Asset Sale in assets in compliance with Section 4.10 (“Replacement Assets”), such Net Cash Proceeds constituting Trust Monies (the “Released Trust Monies”) may be withdrawn by the Company and shall be paid by the Collateral Agent to the Company upon receipt by the Trustee and the Collateral Agent of the following:

(a) A notice from the Company (i) referring to this Section 12.03, (ii) containing all documents referred to below, (iii) setting forth the amount of the Released Trust Monies and (iv) describing in reasonable detail the Replacement Assets to be invested in with respect to the Released Trust Monies; and

(b) An Officer’s Certificate certifying that (i) such Trust Monies constitute Net Cash Proceeds and are being reinvested in compliance with Section 4.10, (ii) the release of the Released Trust Monies complies with the terms and conditions of this Indenture, (iii) there is no Event of Default (both before and after investing in the Replacement Assets) in effect or continuing on the date thereof and (iv) all conditions precedent herein to such release have been complied with.

Upon compliance with the foregoing provisions of this Section 12.03, the Trustee shall apply the Released Trust Monies as directed and specified by the Company.

SECTION 12.04. Investment of Trust Monies.

So long as no Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by (or held in account subject to the sole control of) the Collateral Agent shall from time to time be invested or reinvested by the Collateral Agent in any Cash Equivalents pursuant to a written direction by the Company in the form of an Officer’s Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents; and the Collateral Agent shall sell any such Cash Equivalent only upon receipt of such a written request by the Company specifying the particular Cash Equivalent to be sold. So long as no Event of Default occurs and is continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Collateral Agent shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Collateral Agent as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee and Collateral Agent shall not be liable or responsible for any loss resulting from such investments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 12.04, as determined by a final nonappealable order of a court of competent jurisdiction.

SECTION 12.05. Use of Trust Monies; Retirement of Notes.

At the written direction of the Company, the Collateral Agent shall apply Trust Monies not required to be applied to fund a Net Proceeds Offer and not being held pending application in connection with the acquisition of Replacement Assets pursuant to Section 4.10 from time to time to (x) any other reinvestment permitted under this Indenture or as otherwise required by the Intercreditor Agreement or (y) the payment of the principal of, premium, and interest on, any Notes and any other Notes Priority Lien Obligations by lot or by such other method as the Trustee shall deem to be fair and appropriate (in such manner as complies with applicable Legal Requirements and provided that the Trustee shall not select Notes or such other Notes Priority Lien Obligations for purchase which would result in a Holder with a principal amount of Notes or such other Notes Priority Lien Obligations less than the applicable minimum denomination to the extent practicable), on the maturity date or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including, without limitation, pursuant to a Change of Control Offer or a Net Proceeds Offer upon receipt by the Trustee and the Collateral Agent of the following:

(a) in the case such moneys are to be applied pursuant to clause (y) above, Board Resolutions of the Company directing the application pursuant to this Section 12.05 of a specified amount of Trust Monies, designating the Notes and other Notes Priority Lien Obligations so to be paid and prescribing the method of purchase, the price or prices to be paid and the maximum aggregate principal amount of Notes and other Notes Priority Lien Obligations to be purchased and any other provisions of this Indenture governing such purchase;

(b) an Officer’s Certificate, dated not more than 10 days prior to the date of the relevant application, stating:

(1) that no Event of Default exists unless such Event of Default would be cured thereby; and

(2) that all conditions precedent and covenants herein provided for relating to such application of Trust Monies have been complied with; and

(c) an Opinion of Counsel stating that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with.

Upon compliance with the foregoing provisions of this Section 12.05, the Collateral Agent shall apply Trust Monies as directed and specified by such resolution of the Board of Directors of the Company.

A Board Resolution of the Company expressed to be irrevocable directing the application of Trust Monies under this Section 12.05 to the payment of the principal of, premium and interest on the Notes and any other Notes Priority Lien Obligations shall for all purposes of this Indenture be deemed the equivalent of the deposit of money with the Collateral Agent in trust for such purpose. Such Trust Monies and any cash deposited with the Collateral Agent pursuant to clause (c) of this Section 12.05 for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section 12.05, be deemed to be part of the Collateral or Trust Monies.

SECTION 12.06. Disposition of Notes Retired.

All Notes received by the Trustee and for whose purchase Trust Monies are applied under Section 12.05, if not otherwise cancelled, shall be promptly delivered to the Trustee for cancellation and destruction in accordance with the Trustee’s customary procedures.

ARTICLE THIRTEEN

CONVERSION

SECTION 13.01. Conversion Privilege; Restrictive Legends.

(a) Subject to the provisions of this Article Thirteen and the other provisions of this Indenture, including Section 2.06 hereof, at any time and from time to time, each Holder shall have the right to convert all or any portion of the Notes at such Holder’s option into a number of shares of Company Common Stock as described under Section 13.02(a)(1).

(b) The Conversion Rate shall be subject to adjustment in accordance with Sections 13.05 through 13.13.

(c) A Holder may convert a portion of the principal amount of a Note if such portion is $1.00 principal amount or an integral multiple of $1.00 in excess thereof. Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of such Note.

(d) Any shares of Company Common Stock that are issued upon conversion of a Note that bears the Private Placement Legend shall also bear the Private Placement Legend. Any shares of Company Common Stock that are issued upon conversion of a Note that does not bear the Private Placement Legend shall also not bear the Private Placement Legend. Upon the transfer, exchange or replacement of shares of Company Common Stock not bearing the Private Placement Legend, the registrar and transfer agent for the Company Common Stock shall deliver Company Common Stock that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of shares of Company Common Stock bearing the Private Placement Legend, the registrar and transfer agent for the Company Common Stock shall deliver only Company Common Stock that bear the Private Placement Legend unless (i) the requested transfer is after the Resale Restriction Termination Date or (ii) there is delivered to the Company and the registrar and transfer agent for the Company Common Stock an Opinion of Counsel reasonably satisfactory to the Company and addressed to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Upon receipt of shares of Company Common Stock, a holder of such shares of Company Common Stock shall become a party to the Stockholders Agreement and such shares of Company Common Stock shall be made subject to the Stockholders Agreement, including the transfer restrictions set forth therein, if such holder is not already a party to the Stockholders Agreement and such shares of Company Common Stock would not automatically become subject to the Stockholders Agreement.

(f) Notwithstanding any other provision of this Indenture, the Person in whose name the certificate for any shares of Company Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

SECTION 13.02. Conversion Procedure and Payment upon Conversion.

(a) To convert a Note, a Holder must satisfy the requirements of paragraph 8 of the Notes. In addition, such Holder shall execute and deliver a joinder to the Stockholders Agreement with respect to the shares of Company Common Stock to be received upon conversion, to the extent that such shares of Company Common Stock are not already subject to the Stockholders Agreement absent such joinder. If a Note is tendered for conversion in accordance with this Article Thirteen, then:

(1) the Company shall deliver, through the Conversion Agent, to each converting Holder a number of shares of Company Common Stock equal to (i) the aggregate principal amount of Notes to be converted, multiplied by (ii) the Conversion Rate in effect on the relevant Conversion Date (provided that the Company shall deliver cash in lieu of fractional shares as described in clause (2) below);

(2) The Company will not issue a fractional share of Company Common Stock upon conversion of a Note. Instead, the Company shall pay cash in lieu of fractional shares based on the Per Share FMV of Company Common Stock on the Conversion Date.

The Company shall deliver the shares of Company Common Stock due upon conversion, together with cash in lieu of fractional shares, to each converting Holder on the third Business Day following the Conversion Date.

(b) Except as provided in the Notes or in this Article Thirteen, no payment or adjustment will be made for accrued interest on a converted Note or for dividends on any Company Common Stock issued on or prior to conversion. If any Holder surrenders a Note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the related interest payment date, then, notwithstanding such conversion, the interest payable with respect to such Note on such interest payment date shall be paid on such interest payment date to the Holder of record of such Note at the close of business on such record date; provided, however, that such Note, when surrendered for conversion, must be accompanied by payment to the Conversion Agent on behalf of the Company of an amount equal to the interest payable on such interest payment date on the portion so converted unless either (i) the Company shall have, in respect of a Change of Control, specified a Change of Control Payment Date which is after such record date and on or before such interest payment date; or (ii) such Note is surrendered for conversion after the close of business on the record date immediately preceding the Maturity Date; provided further, however, that, if the Company shall have, prior to the Conversion Date with respect to a Note, defaulted in a payment of interest on such Note, then in no event shall the Holder of such Note who surrenders such Note for conversion be required to pay such default interest or the interest that shall have accrued on such default interest pursuant to Section 2.14 or otherwise (it being understood that nothing in this Section 13.02(b) shall affect the Company’s obligations under Section 2.12).

(c) If a Holder converts more than one Note at the same time, the number of full shares of Company Common Stock issuable upon such conversion, if any, shall be based on the total principal amount of all Notes converted.

(d) Upon surrender of a Note that is converted in part, the Trustee shall authenticate for the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

(e) If the last day on which a Note may be converted is a not a Business Day in a place where a Conversion Agent is located, the Note may be surrendered to that Conversion Agent on the next succeeding day that is a Business Day.

SECTION 13.03. Taxes on Conversion.

If a Holder converts its Note, the Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of shares of Company Common Stock upon the conversion. However, such Holder shall pay any such tax, duty or transfer fee which is due because such shares are issued in a name other than such Holder’s name. The Conversion Agent may refuse to deliver a certificate representing the Company Common Stock to be issued in a name other than such Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares are to be issued in a name other than such Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

SECTION 13.04. Company to Provide Company Common Stock.

The Company shall at all times reserve out of its authorized but unissued Company Common Stock enough Company Common Stock to permit the conversion, in accordance herewith, of all of the Notes into Company Common Stock.

All Company Common Stock which may be issued upon conversion of the Notes shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim.

The Company shall comply with all securities laws regulating the offer and delivery of Company Common Stock upon conversion of Notes and shall list such shares on each national securities exchange or automated quotation system on which the Company Common Stock are then listed, if any.

SECTION 13.05. Adjustment of Conversion Rate.

The Conversion Rate shall be subject to adjustment from time to time, without duplication, upon the occurrence of any of the following events:

(a) If the Company issues Company Common Stock as a dividend or distribution on the Company Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of Company Common Stock outstanding immediately prior to the open of business on the Ex Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of Company Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 13.05(a) shall become effective immediately after the open of business on the Ex Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 13.05(a) is declared but not so paid or made, or any share split or combination of the type described in this Section 13.05(a) is announced but the outstanding shares of Company Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Company determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Company Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b) If the Company issues additional shares of Company Common Stock (including through the issuance, either as a dividend or distribution on shares of Company Common Stock or otherwise, of derivative securities with respect to the Company Common Stock that will result in the issuance of additional shares of Company Common Stock upon the exercise or conversion thereof), other than the issuance of Company Common Stock as a dividend or distribution for which an adjustment is required to be made pursuant to paragraph (a) above, without consideration or for a consideration per share less than the Per Share FMV as of the Trading Day immediately preceding (i) in the case of an issuance of rights options or warrants to subscribe for additional shares of Company Common Stock as a dividend or distribution to substantially all holders of Company Common Stock (each, a “Rights Distribution”), the close of business on the Ex Date with respect to such Rights Distribution, or (ii) in the case of all other issuances of additional shares of Company Common Stock or derivative securities (including a Claims Issuance), the date of announcement of such issue (the time described in clause (i) or (ii), the “Additional Issuance Time”), the Conversion Rate shall be increased based on the following formula:

where

CR0 =	the Conversion Rate in effect immediately prior to the Additional Issuance Time;

CR’ =	the Conversion Rate in effect immediately after the Additional Issuance Time;

OS0 =	the number of shares of Company Common Stock that are outstanding immediately prior to the Additional Issuance Time;

X =	the total number of additional shares of Company Common Stock to be issued (calculated on an as-converted or as-exercised basis, in the case of derivative securities); and

Y =	the number of shares of Company Common Stock equal to the aggregate consideration received by the Company for such additional shares of Company Common Stock (and/or derivative securities), divided by the Per Share FMV as of the Trading Day immediately preceding the Company’s announcement of such issuance (where, for the case of a Claims Issuance, Y shall be treated as equal to 0).

The Conversion Rate, as adjusted as provided above, shall be further adjusted to equal the quotient of (x) $1.00 divided by (y) the consideration per share received by the Company for such issue of such additional shares of Company Common Stock, if such quotient is higher than the Conversion Rate as adjusted as provided above; provided that if the relevant issuance of additional shares of Company Common Stock or derivative securities was without consideration, then the Board of Directors of the Company, acting reasonably and in good faith, shall determine the appropriate adjustment to the Conversion Rate, including, without limitation, making an adjustment as provided in paragraph (a) above.

In determining whether an issuance of additional shares of Company Common Stock for a consideration per share less than the Per Share FMV as of the Trading Day immediately preceding the date of announcement of such issue, there shall be taken into account any consideration received by the Company for additional shares of Company Common Stock or derivative securities and any amount payable on exercise or conversion of any such derivative securities, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

Any increase in the Conversion Rate pursuant to this Section 13.05(b) shall take effect as of the Additional Issuance Time.

Any increase made under this Section 13.05(b) with respect a Rights Distribution shall be made successively whenever any additional Rights Distributions occur and shall become effective immediately after the open of business on the Ex Date for such Rights Distribution. The Company shall not make a Rights Distribution in respect of Company Common Stock held in treasury by the Company. To the extent that Company Common Stock is not delivered after the expiration of such rights, options or warrants issued in a Rights Distribution, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the Rights Distribution been made on the basis of delivery of only the number of shares of Company Common Stock actually delivered. If such rights, options or warrants subject to Rights Distribution are not so distributed, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such Ex Date for such Rights Distribution had not occurred.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other of its assets, securities or property, but excluding (i) dividends or distributions covered by Sections 13.05(a) and 13.05(b), (ii) dividends or distributions paid exclusively in cash covered by Section 13.05(d), and (iii) Spin-Offs to which the provisions set forth in the latter portion of this Section 13.05(c) shall apply (any of such shares of Capital Stock, indebtedness or other assets, Notes or property, the “Distributed Property”), to all or substantially all holders of Company Common Stock, then, in each such case the Conversion Rate shall be increased based on the following formula:

where

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex Date for such distribution;

SP0 =	the Per Share FMV of the Company Common Stock as of the Trading Day immediately preceding the Ex Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors of the Company) of the Distributable Property distributable with respect to each outstanding share of Company Common Stock as of the open of business on the Ex Date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each $1.00 principal amount of Notes, at the same time and upon the same terms as the holders of the Company Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Company Common Stock equal to the Conversion Rate in effect on the Ex Date for such distribution.

Any increase made under the portion of this Section 13.05(c) above shall become effective immediately after the open of business on the Ex Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this Section 13.05(c) where there has been a payment of a dividend or other distribution on the Company Common Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate in effect immediately before 5:00 p.m., New York City time, on the 10th Trading Day immediately following, and including, the Ex Date of the Spin-Off shall be increased based on the following formula:

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex Date for the Spin-Off;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex Date for the Spin-Off;

FMV0 =	the Per Share FMV of the Capital Stock or similar equity interest distributed to holders of the Company Common Stock applicable to one share of Company Common Stock as of the 10th Trading Day immediately following, and excluding, the Ex Date for the Spin-Off; and

MP0 =	the Per Share FMV of the Company Common Stock as of the 10th Trading Day immediately following, and excluding, the Ex Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall be determined on the 10th Trading Day immediately following, and excluding, the Ex Date for the Spin-Off but shall be given retroactive effect as of the open of business on the Ex Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and excluding, the effective date of any Spin-Off, references in the portion of this Section 13.05(c) related to Spin-Offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date for such conversion.

Rights, options or warrants distributed by the Company to all holders of its shares of Company Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Company Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Company Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the shares Company Common Stock, shall be deemed not to have been distributed for purposes of this Section 13.05(c) (and no adjustment to the Conversion Rate under this Section 13.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different Notes, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof. In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of shares of Company Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of shares of Company Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Section 13.05(a), Section 13.05(b) and this Section 13.05(c), if any dividend or distribution to which this Section 13.05(c) is applicable also includes one or both of:

(i) a dividend or distribution of Company Common Stock to which Section 13.05(a) is applicable (the “Clause A Distribution”); or

(ii) a dividend or distribution of rights, options or warrants to which Section 13.05(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.05(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 13.05(a) and Section 13.05(b) with respect thereto shall then be made, except that, if determined by the Board of Directors of the Company (X) the Ex Date of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex Date of the Clause C Distribution and (Y) any Company Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on the Ex Date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be” within the meaning of Section 13.05(a) or “outstanding immediately prior to the open of business on the Ex Date for such distribution” within the meaning of Section 13.05(b).

In no event shall the Conversion Rate be decreased pursuant to this Section 13.05(c).

(d) If any cash dividend or distribution is made to all or substantially all holders of shares of Company Common Stock, the Conversion Rate shall be increased based on the following formula:

where

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex Date for such dividend or distribution;

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex Date for such dividend or distribution;

SP° =	the Per Share FMV of the Company Common Stock as of the Ex Date for such dividend or distribution; and

C =	the amount in cash per share of Company Common Stock the Company distributes to holders of its Company Common Stock.

Such increase shall become effective immediately after the open of business on the Ex Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1.00 principal amount of Notes, at the same time and upon the same terms as holders of the Company Common Stock, the amount of cash such Holder would have received as if such Holder owned a number of Company Common Stock equal to the Conversion Rate on the Ex Date for such dividend or distribution.

In no event shall the Conversion Rate be decreased pursuant to this Section 13.05(d).

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Company Common Stock, if the cash and value of any other consideration included in the payment per share of Company Common Stock exceeds the Per Share FMV of the Company Common Stock as of the 10th Trading Day after the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such 10th Trading Day, the “Tender Determination Date”), the Conversion Rate shall be increased based on the following formula:

where

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

CR’ =	the Conversion Rate in effect immediately after to the open of business on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company) paid or payable for Company Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Company Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’ =	the number of shares of Company Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’=	the Per Share FMV of the Company Common Stock as of the Tender Determination Date.

The increase to the Conversion Rate under this Section 13.05(e) shall be determined on the Tender Determination Date but shall be given retroactive effect as of the open of business on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, but excluding, the date that any such tender or exchange offer expires, references in this Section 13.05(e) or in the definition of Per Share FMV to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date for such conversion. In no event shall the Conversion Rate be decreased pursuant to this Section 13.05(e).

(f) Notwithstanding this Section 13.05 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex Date, and a Holder that has converted its Notes on or after such Ex Date and on or prior to the related record date would be treated as the record holder of Company Common Stock as of the related Conversion Date as described under Section 13.02 based on an adjusted Conversion Rate for such Ex Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 13.05, the Conversion Rate adjustment relating to such Ex Date (other than a Conversion Rate adjustment made pursuant to the second paragraph of Section 13.05(b)) shall not be made for such converting

Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the Company Common Stock on an unadjusted basis and participate, following conversion, as a holder of Company Common Stock, in the related dividend, distribution or other event giving rise to such adjustment.

(g) In addition to the foregoing adjustments in subsections (a), (b), (c), (d) and (e) above, the Company may, from time to time and to the extent permitted by law and applicable listing requirements (if any), increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period as may be permitted or required by law if the Board of Directors of the Company has made a determination, which determination shall be conclusive, that such increase would be in the best interests of the Company. Such Conversion Rate increase shall be irrevocable during such period. The Company shall give notice to the Trustee and cause notice of such increase to be delivered to each Holder, in accordance with Section 14.01, at least 15 days prior to the date on which such increase commences.

(h) Any such increases in the Conversion Rate by the Board of Directors of the Company shall not, without the approval of Company’s shareholders (if required by the rules of the any national or regional exchange or market on which Company Common Stock are then listed or quoted), result in the sale or issuance of 20% (or the highest percentage permitted under applicable listing rules in the case of such other national or regional exchange or market on which Company Common Stock are then listed or quoted) or more of Company Common Stock, or 20% (or the highest percentage permitted under applicable listing rules in the case of such other national or regional exchange or market on which Company Common Stock is then listed or quoted) or more of the voting power, outstanding on the date of this Indenture.

(i) All calculations under this Article Thirteen shall be made to the nearest cent or to the nearest one-ten thousandth of a share, as the case may be.

SECTION 13.06. No Adjustment.

Notwithstanding anything herein or in the Notes to the contrary, in no event shall the Conversion Rate be adjusted:

(a) upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities;

(b) upon the issuance of any shares of Company Common Stock or restricted stock, restricted stock units, non-qualified stock options, incentive stock options or any other options or rights or other derivatives (including stock appreciation rights) to purchase Company Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of the Subsidiaries;

(c) upon the issuance of any shares of Company Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date and not described in clause (b) above;

(d) for accrued and unpaid interest and premium, if any;

(e) upon the repurchase of any shares of Company Common Stock pursuant to an open-market stock repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 13.05;

(f) for any issuance of PIK Notes, any adjustment of the Conversion Rate or the conversion of any Notes as provided in this Indenture; or

(g) for a change in the par value of Company Common Stock.

No adjustment in the Conversion Rate pursuant to Section 13.05 shall be required until cumulative adjustments amount to 1% or more of the Conversion Rate as last adjusted (or, if never adjusted, the initial Conversion Rate); provided, however, that any adjustments to the Conversion Rate which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided further, that at the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2020, any adjustments to the Conversion Rate that have been, and at such time remain, deferred pursuant to this Section 13.06 shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate; provided further, that if a Change of Control occurs, then, any adjustments to the Conversion Rate that have been, and at such time remain, deferred pursuant to this Section 13.06 shall be given effect, and such adjustments, if any, shall no longer be carried forward and taken into account in any subsequent adjustment to the Conversion Rate.

If any rights, options or warrants issued by the Company and requiring an adjustment to the Conversion Rate in accordance with Section 13.05 are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted as provided in Section 13.05 until the earliest of such triggering event occurs. Upon the expiration or termination of any such rights, options or warrants without the exercise of such rights, options or warrants, the Conversion Rate then in effect shall be adjusted immediately to the Conversion Rate which would have been in effect at the time of such expiration or termination had such rights, options or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued.

If any dividend or distribution is declared and the Conversion Rate is adjusted pursuant to Section 13.05 on account of such dividend or distribution, but such dividend or distribution is thereafter not paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect had such dividend or distribution not been declared.

No adjustment to the Conversion Rate need be made pursuant to Section 13.05 for a transaction if Holders are to participate in the transaction without conversion on a basis and with notice that the Board of Directors of the Company determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Company Common Stock (or all Holders of Notes) participate in the transaction (which determination shall be described in a Board Resolution).

SECTION 13.07. Other Adjustments.

In the event that, as a result of an adjustment made pursuant to this Article Thirteen, the Holder of any Note thereafter surrendered for conversion shall become entitled to receive any Capital Stock other than Company Common Stock, thereafter the Conversion Rate of such other shares of Capital Stock so receivable upon conversion of any Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Company Common Stock contained in this Article Thirteen.

SECTION 13.08. Adjustments for Tax Purposes.

Except as prohibited by law or applicable rules, the Company may make such increases in the Conversion Rate, in addition to those required by Section 13.05 hereof, as it determines to be advisable in order that any stock dividend, subdivision of stock, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company or to its shareholders will not be taxable to the recipients thereof.

SECTION 13.09. Notice of Adjustment.

Whenever the Conversion Rate is adjusted, the Company shall promptly deliver to Holders, in accordance with Section 14.01, a notice of the adjustment and file with the Trustee an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

SECTION 13.10. Notice of Certain Transactions.

In the event that:

(a) the Company or any of its Subsidiaries takes any action that would require an adjustment in the Conversion Rate,

(b) the Company or any of its Subsidiaries takes any action that would require a supplemental indenture pursuant to Section 13.11, or

(c) there is a dissolution or liquidation of the Company,

the Company shall as promptly as possible provide to Holders and the Trustee, in accordance with Section 14.01, a written notice stating the proposed record, effective or expiration date, as the case may be, of any transaction referred to in clause (a), (b) or (c) of this Section 13.10. In any event, the Company shall provide such notice at least 10 days before such date; however, failure to provide such notice or any defect therein shall not affect the validity of any transaction referred to in clause (a), (b) or (c) of this Section 13.10. If the Company becomes aware of any other event that requires an adjustment to the Conversion Rate, the Company shall provide such notification of the relevant record, effective or expiration date to Holders and the Trustee as promptly as possible.

SECTION 13.11. Effect of Reclassifications, Consolidations, Mergers, Binding Share Exchanges or Sales on Conversion Privilege.

If any of the following shall occur: (i) any reclassification or change in the Company Common Stock issuable upon conversion of Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of Company Common Stock), (ii) any consolidation, amalgamation, statutory arrangement, merger or binding share exchange involving a third party in which the Company is not the surviving party or (iii) any sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets, in each case pursuant to which the Company Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then the Company or such successor or purchasing Person, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee providing that, at and after the effective time of such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the Holder of each Note then outstanding shall have the right to convert such Note into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable upon such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition by a holder of a number of shares of Company Common Stock equal to the product of the principal amount of such Note and the Conversion Rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition (assuming, if holders of shares of Company Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, that the Collective Election shall have been made with respect to such election). If the Reference Property consists solely of cash, such consideration shall be paid by the Company no later than the third Trading Day after the relevant Conversion Date. If holders of Company Common Stock shall have the opportunity to elect the form of consideration to be received pursuant to such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then the Company shall make adequate provision to give Holders, treated as a single class, a reasonable opportunity to elect (the “Collective Election”) the form of such consideration for purposes of determining the composition of the Reference Property referred to in the immediately preceding sentence, and once such election is made, such election shall apply to all Holders after the effective time of such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition.

Notwithstanding any other provision of this Indenture, the Company shall not consent to, enter into an agreement with respect to, consummate, permit to occur or otherwise agree to or allow the occurrence of any of the events specified in clauses (ii) or (iii) above (each, a “Merger Event”) without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes.

The Company shall give notice to the Holders, in accordance with Section 14.01, at least 30 calendar days prior to the effective date of any transaction set forth in this Section 13.11, stating the consideration into which the Notes will be convertible after the effective date of such transaction; provided that if the Company has no knowledge of such transaction at least 30 calendar days prior to the effective date of such transaction, the Company shall give such notice to the Holders as soon as reasonably practicable and in no event later than two Business Days from the day on which the Company acquires knowledge of such transaction. After such notice, the Company or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the Note except in accordance with any other provision of this Indenture.

The supplemental indenture referred to in the first sentence of this paragraph shall provide for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article Thirteen. The foregoing, however, shall not in any way affect the right a Holder may otherwise have, pursuant to Section 13.13, to receive rights or warrants upon conversion of a Note. If, in the case of any such consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, the stock or other Notes and property (including cash) receivable thereupon by a holder of shares of Company Common Stock includes shares of stock or other securities and property of a Person other than the successor or purchasing Person, as the case may be, in such consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors of the Company in good faith shall reasonably determine necessary by reason of the foregoing (which determination shall be described in a Board Resolution). The provisions of this Section 13.11 shall similarly apply to successive consolidations, amalgamations, statutory arrangements, mergers, binding share exchanges, sales, transfers, leases, conveyances or dispositions.

In the event the Company shall execute a supplemental indenture pursuant to this Section 13.11, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition and any adjustment to be made with respect thereto.

The Company shall not become a party to any such reclassification, change, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, sale, transfer, lease, conveyance or disposition unless the terms thereof are consistent with this Section 13.11.

SECTION 13.12. Trustee and Conversion Agent’s Disclaimer.

Neither the Trustee nor any Agent shall be responsible for making any calculation with respect to any matter under this Indenture or the Notes. Except as otherwise expressly provided in this Indenture, the Company and its designated agents shall be responsible for making all calculations called for under this Indenture and the Notes. The Company shall make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent and all other agents appointed by the Company herein are entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holders upon the written request of that Holder.

Without limiting the generality of the foregoing, neither the Trustee nor the Conversion Agent will at any time be under any duty or responsibility to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or to determine when an adjustment under this Article Thirteen should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be fully protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 13.09 hereof. Neither the Trustee nor the Conversion Agent makes any representation, and shall not be accountable, as to the validity or value (or the kind or amount) of any securities or assets that may at any time be delivered or issued upon conversion of Notes, and neither the Trustee nor the Conversion Agent shall be responsible for the failure by the Company to comply with any provisions of this Article Thirteen. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in its capacity as Conversion Agent.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 13.11, but may accept as conclusive evidence of the correctness thereof, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 13.11.

SECTION 13.13. Rights Distributions Pursuant to Shareholders’ Rights Plans.

Upon conversion of any Note or a portion thereof, the Company shall make provision for the Holder thereof, to the extent such Holder is to receive Company Common Stock upon such conversion, to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable hereunder upon such conversion, the rights described in any shareholders’ rights plan the Company may have in effect at such time, unless such rights have separated from the Company Common Stock at the time of such conversion, in which case the Conversion Rate shall be adjusted upon such separation in accordance with Section 13.05(c).

SECTION 13.14. Mandatory Conversion.

The Notes are not subject to any mandatory conversion.

ARTICLE FOURTEEN

MISCELLANEOUS

SECTION 14.01. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by email, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company or any Guarantor:

Hi-Crush, Inc.

1330 Post Oak Blvd., Suite 600

Houston, TX 77056

Attention: Mark C. Skolos

Telephone: (713) 980 - 6200

Email: mskolos@hicrush.com

if to the Trustee:

Wilmington Savings Fund Society, FSB

WSFS Bank Center

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Global Capital Markets - Hi-Crush

Telephone: 302-573-3269

Facsimile: 302-421-9137

Each of the Company and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Company shall be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied or emailed; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service. Notices to the Trustee and the Collateral Agent shall be effective only upon actual receipt thereof.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to provide a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is provided in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of Global Notes, notice to the Holders may be made electronically in accordance with procedures of the Depository.

SECTION 14.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee:

(1) an Officer’s Certificate, in form and substance satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of the signers, all covenants and conditions precedent to be performed or effected by the Company, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with.

SECTION 14.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officer’s Certificate required by Section 4.05, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant and/or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant and/or or condition has been complied with or satisfied; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition and/or covenant has been complied with.

SECTION 14.04. Rules by Paying Agent or Registrar.

The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

SECTION 14.05. Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 14.06. Governing Law.

This Indenture, the Notes and the Guarantees, if any, will be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principals of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

SECTION 14.07. Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, epidemics, pandemics or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 14.08. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 14.09. No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, member or manager of the Company, any Guarantor or any Subsidiary thereof shall have any liability for any obligations of the Company under this Indenture, the Notes or the Security Documents, or of any Guarantor under its Guarantee or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.10. Successors.

All agreements of the Company and the Guarantors, if any, in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 14.11. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 14.12. Severability.

To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 14.13. Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the Liens and security interests granted in favor of the Trustee pursuant to this Indenture and the exercise of any right or remedy by the Trustee hereunder and under the various Security Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture, the terms of the Intercreditor Agreement shall govern and control.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

Hi-Crush, Inc.,
as Issuer

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

ONCORE PROCESSING LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH AUGUSTA LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH WHITEHALL LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

PDQ PROPERTIES LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Indenture]

HI-CRUSH WYEVILLE OPERATING LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

D & I SILICA, LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH BLAIR LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH LMS LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH INVESTMENTS INC.,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Indenture]

HI-CRUSH PERMIAN SAND LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH PROPPANTS LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH PODS LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH CANADA INC.,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

HI-CRUSH HOLDINGS LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Indenture]

HI-CRUSH SERVICES LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

BULKTRACER HOLDINGS LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

PRONGHORN LOGISTICS HOLDINGS, LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

FB INDUSTRIES USA INC.,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

PROPDISPATCH LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Indenture]

PRONGHORN LOGISTICS, LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

FB LOGISTICS, LLC,
as Guarantor

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee and Collateral Agent

By:	/s/ John McNichol
Name: John McNichol
Title: Trust Officer

[Signature Page to Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]

Hi-Crush, Inc.

8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026

CUSIP No. [                ]a

ISIN No. [                ]b

No. [ ]	$[ ]

Hi-Crush, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to [Cede & Co.][    ] or its registered assigns, the principal sum of [    ] [or such other amount as is provided in a schedule attached hereto] c on the Maturity Date.

Interest Payment Dates: April 15 and October 15, commencing April 15, 2021.

Record Dates: April 1 and October 1.

Maturity Date: April 9, 2026.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[a]	144A CUSIP: 428337 AC3

AI CUSIP: 428337 AD1

[b]	144A ISIN: US428337AC37

AI ISIN: US428337AD10

[c]	This language should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated: October 9, 2020

Hi-Crush, Inc.,
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026 described in the within-mentioned Indenture.

Dated: October 9, 2020

Wilmington Savings Fund Society, FSB,
as Trustee

By:
Authorized Signatory

(Reverse of Note)

8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. Hi-Crush, Inc., a Delaware corporation (the “Company”) promises to pay interest on the principal amount of this Note as Cash Interest or PIK Interest, at the Company’s election pursuant to a PIK Election, from October 9, 2020 until maturity. Cash Interest (as defined in the Indenture) on this Note will accrue at the rate of 8.00% per annum and be payable in cash. PIK Interest (as defined in the Indenture) on this Note will accrue at the rate of 10.00% per annum and shall be payable either (x) by increasing the principal amount of the outstanding Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) or (y) by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the period (rounded up to the nearest $1.00), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

The Company will pay interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing April 15, 2021. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, from time to time on demand to the extent lawful, at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand to the extent lawful, at the interest rate applicable to the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2. Method of Payment.

For any interest payment period, the Company shall pay interest on this Note by paying Cash Interest or PIK Interest at the Company’s election pursuant to a PIK Election.

The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to default interest. The Notes will be issued in denominations of $1.00 and integral multiples of $1.00 in excess thereof. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose. Until otherwise designated by the Company, such office or agency will be the Trustee at its Corporate Trust Office.

SECTION 3. Paying Agent and Registrar. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Company or any of their Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the Notes under an Indenture dated as of October 9, 2020 (“Indenture”) by and between the Company and the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent the terms and provisions of this Note are inconsistent with the terms and provisions of the Indenture, the terms and provisions of the Indenture shall govern and be controlling. The Indenture is not required to be qualified under the Trust Indenture Act of 1939, so the provisions of such Act do not apply to the Indenture.

SECTION 5. No Redemption. The Notes may not be redeemed by the Company in whole or in part at any time.

SECTION 6. No Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 7 hereof shall not be deemed a redemption. The Company shall not be required to make mandatory redemption payments with respect to the Notes.

SECTION 7. Repurchase at Option of Holder. Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, each Holder shall have the right to require that the Company to purchase all or a portion of such Holder’s Notes pursuant to a Change of Control Offer at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to but not including the date of purchase.

The Company is, subject to certain conditions and exceptions, obligated to make an offer to all Holders to purchase that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase, with certain Net Cash Proceeds, in each case of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 8. Conversion. Subject to the provisions of Article Thirteen of the Indenture, the Notes shall be convertible, in integral multiples of $1.00 principal amount, into shares of Company Common Stock at any time until the close of business on the second Business Day immediately preceding April 9, 2026.

The initial Conversion Rate is 5.3934774 shares of Company Common Stock per $1.00 principal amount of Notes, subject to adjustment pursuant to Section 13.05 of the Indenture. Outstanding Notes are not subject to mandatory conversion pursuant to Section 13.14 of the Indenture.

To convert a Note, a Holder must (1) complete and sign the Conversion Notice, with appropriate signature guarantee, on the back of the Note, (2) surrender the Note to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture and (5) pay any tax or duty if required pursuant to the Indenture. A Holder may convert a portion of a Security if the portion is $1.00 principal amount or an integral multiple of $1.00 principal amount.

SECTION 9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar are not required to register the transfer of or exchange of any Note beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.

SECTION 10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 11. Amendment, Supplement and Waiver. The Indenture, the Security Documents, the Notes and the Guarantees may be amended, supplemented or waived as provided in the Indenture.

SECTION 12. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Subject to certain limitations, the Trustee may withhold from Holders of the Notes notice of any continuing Default if it determines that withholding notice is in their interest. Subject to certain limitations, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

SECTION 13. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

SECTION 14. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member or manager of the Company, any Guarantor or any Subsidiary thereof shall have any liability for any obligations of the Company under the Indenture, the Notes or the Security Documents, or of any Guarantor under its Guarantee or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 15. Guarantees. This Note may be entitled to the benefits of certain Guarantees, if any, made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, if any, the Trustee and the Holders.

SECTION 16. Trustee Dealings with the Company. Subject to certain terms, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 17. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 19. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

SECTION 20. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                      as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the face of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

CERTIFICATE TO BE COMPLETED AND DELIVERED IN CONNECTION WITH TRANSFERS OF ANY RESTRICTED SECURITY:

In connection with any transfer of this Note occurring prior to the date which is the date following the first anniversary of the later of the original issue date hereof (or any predecessor of this Note) or the date of any subsequent reopening of the Notes and the last date on which the Company or any Affiliate of the Company was the owner of this Note (or any predecessor of this Note), the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:

[Check One]

(1)	[___]	to the Company; or

(2)	[___]	to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	[___]	to an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter substantially in the form shown below containing certain representations and agreements; or

(4)	[___]	outside the United States to a non-“U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	[___]	pursuant to the exemption from registration provided by Rule 144 under the Securities Act or another exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or

(6)	[___]	pursuant to an effective registration statement under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Company as defined in Rule 144 under the Securities Act (an “Affiliate”):

[___] The transferee is an Affiliate of the Company.

Unless one of the foregoing items (1) through (6) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Signed:
Dated:		(Sign exactly as name appears on the face of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:	NOTICE: To be executed by an executive officer

TO BE COMPLETED AND PROVIDED BY PURCHASER IF (3) ABOVE IS CHECKED

In connection with our proposed purchase of $                     aggregate principal amount of Notes, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company or a Subsidiary, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3. We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company and counsel to the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:	NOTICE: To be executed by an executive officer

CONVERSION NOTICE

Hi-Crush, Inc.

8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026

Please fax this completed and executed Conversion Notice to:

Wilmington Savings Fund Society, FSB,

as Conversion Agent

Attention: Global Capital Markets - Hi-Crush

Facsimile: 302-421-9137

With a copy to:

Hi-Crush, Inc.

Attention: Mark C. Skolos

Email: mskolos@hicrush.com

Please enter the aggregate principal amount and serial or identifying numbers of Notes to be converted:

Aggregate principal amount of Notes to be converted:

Serial or identifying number of Notes:*

CUSIP/ISIN number of Notes:	[_____]

*	Not required for Notes represented by a Global Note.

To:	Wilmington Savings Fund Society, FSB, as Conversion Agent

Hi-Crush, Inc. (the “Company”)

I/We, being the holder of the Notes specified above, hereby irrevocably elect to convert such Notes or portion thereof (which is $1.00 or an integral multiple of $1.00 in excess thereof) into shares of common stock of the Company (the “Company Common Stock”) in accordance with Article 13 of the Indenture, dated as of October 9, 2020, by and between the Company and Wilmington Savings Fund Society, FSB, as Trustee (the “Indenture”).

Please read and complete Item A or B below:

A.	Check here ☐ and complete items 1 and 2 below if you wish to receive shares of Company Common Stock upon conversion of Notes:

1.	Names and address of the person in whose name the shares of Company Common Stock are to be registered upon conversion of the Notes:

Name:
Securities Broker:
Custodian Bank:
Address:

Note: Shares of Company Common Stock may not be registered in the name of a Competitor.

Cash accounts for cash amounts related to fractions of shares of Company Common Stock payable as a result of this Conversion Notice, if any:

Account Number:
Account Name:
Bank:
Branch:
Routing Number:

B.	The Notes converted hereby and any documents required in relation to the declarations below or to verify the same accompany this form.

C.

I/We hereby declare that I/we have been notified by the Company that the Company’s register of shareholders may be closed from time to time. I/We hereby declare that any applicable condition to conversion of the Notes, if any, has been complied with by me/us, that I/we am/are not acting on behalf of the Company or any of its affiliates and that the shares of Company Common Stock delivered upon conversion have not been and, when received by the converting Holder, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or with any securities regulatory authority in any state or jurisdiction of the United States.

D.

I/We certify that I/we are, or at the time the shares of Company Common Stock issued upon conversion of the Notes are deposited will be, the beneficial owner of the shares of Company Common Stock, and:

(a)

such registered holder of Company Common Stock will own ________ shares of Company Common Stock from the conversion of this Note surrendered herewith (not including shares of Company Common Stock mentioned below);

(b)	☐ I/we am/are a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act;

(c)	☐ I/we am/are an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act;

(d)

☐ I/we am/are not a U.S. person (as defined in Regulation S under the Securities Act) and I/we am/are located outside the United States (within the meaning of Regulation S under the Securities Act) and acquired, or have agreed to acquire and will have acquired, the Notes converted into the shares of Company Common Stock to be deposited outside the United States (within the meaning of Regulation S under the Securities Act);

(e)	☐ I/we am/are not an “affiliate” of the Company or a person acting on behalf of such an “affiliate”; and

(f)	☐ such Registered Shareholder has converted from this Note _______ shares of Company Common Stock prior to the date hereof.

E.

I/We agree (or if we are a broker-dealer, our customer has confirmed to us that it agrees) that prior to expiration of, in the case of 144A Global Notes or Physical Notes, one year, or, in the case of Regulation S Global Notes or Physical Notes, forty (40) days, after the later of the original Issue Date of the Note being converted (or any predecessor of such Note) or the date of any subsequent reopening of the Notes and the last date on which the Company or any Affiliate of the Company was the owner of the Note being converted (or any predecessor of such Note) (the “restricted period”), not to offer, sell, pledge or otherwise transfer the shares of Company Common Stock delivered upon conversion of the Notes except (1) to the Company, (2) pursuant to a registration statement that has been declared effective under the Securities Act, (3) for so long as the Notes or shares of Company Common Stock, as applicable, are eligible for resale under the Securities Act, to a person I/we reasonably believe is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (4) pursuant to offers and sales that occur outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (5) to an “accredited investor” (as defined in Rule 501(a) (1), (2), (3) or (7) of the Securities Act) ore (6) (F) pursuant to another available exemption from the registration requirements of the Securities Act.

F.

I/We hereby declare that all stamp, issue, registration or similar taxes and duties payable on conversion of the Notes in the jurisdiction where the Notes are delivered to the Conversion Agent have been paid.

G.	Converting Holder Information and Signature:

Please complete the following information with respect to the converting Holder:

Name:

Date:

Euroclear/Clearstream A/C No.:*

Address:

Contact Person:

Daytime Telephone No.:

Fax No.:

* Only if applicable.

Signed:
Dated:		(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, check the appropriate box:

Section 4.10 [    ]            Section 4.13 [    ]

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount (in denominations of $1.00 and integral multiples $1.00 in excess thereof): $

Signed:
Dated:		(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTEa

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note in following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[a]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF LEGENDS

Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until after the first anniversary of the Issue Date, unless otherwise agreed by the Company and the Holder thereof or if such legend is no longer required by Section 2.16(f) of the Indenture:

This Security and the Shares of common stock of the company deliverable upon conversion of the Notes (the “Common Stock”) have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. None of this Security, the Shares of Common Stock or any interest or participation herein or therein may be reoffered, sold, assigned, transferred, pledged, encumbered, or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, such registration. The holder of this Security, by its acceptance hereof, agrees on its own behalf and on behalf of any investor account for which it has purchased the Security to offer, sell, or otherwise transfer such Security or the Shares or Common Stock deliverable upon conversion of the Security, prior to the date (the “Resale Restriction Termination Date”) that is [in the case of 144A Global Notes or Physical Notes: one year] [in the case of Regulation S Global Notes or Physical Notes: 40 days] after the later of the original Issue Date hereof (or any predecessor of this Security) or the date of any subsequent reopening of the Security and the last date on which the Company or any Affiliate of the Company was the owner of this Security (or any predecessor of such Security), only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Security is eligible for resale pursuant to Rule 144A under the Securities Act, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (e) to an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) or (f) pursuant to another available exemption from the registration requirements of the Securities Act, subject to the Company’s and the Trustee’s right prior to any such offer, sale, or transfer pursuant to clauses (d), (e) or (f) to require the delivery of an opinion of counsel, certification, and/ or other information satisfactory to each of them. Any conversion notice provided by a converting Holder of this Security must include a certification that, at the time of such conversion, the converting Holder is (a) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (b) not in the United States, is not a U.S. person and is not exchanging the Security on behalf of a U.S. person or (c) an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act). This legend will be removed upon the request of the Holder after the Resale Restriction Termination Date.

B-1

Each Global Note authenticated and delivered hereunder shall also bear the following legend (the “Global Note Legend”):

This Note is a Global Note within the meaning of this Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository or a successor Depository. This Note is not exchangeable for Notes registered in the name of a person other than the Depository or its nominee except in the limited circumstances described in this Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in the limited circumstances described in this Indenture.

Unless this certificate is presented by an authorized representative of the Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of Cede & Co. or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in Section 2.16 of this Indenture.

[If OID Legend applicable pursuant to the provisions of the Indenture]

For the purposes of Sections 1272, 1273 and 1275 of the Internal Revenue Code of 1986, as amended, this note is being issued with original issue discount. You may contact the Company at mskolos@hicrush.com, attention: Mark C. Skolos, and the Company will provide you with the issue price, the amount of original issue discount, the issue date and the yield to maturity of this Note.

B-2

EXHIBIT C

Form of Certificate To Be Delivered

in Connection with Transfers

Pursuant to Regulation S

[                ], [    ]

Wilmington Savings Fund Society, FSB

WSFS Bank Center

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Global Capital Markets, Hi-Crush

Re:	Hi-Crush, Inc. (the “Company”)

8.0%/10.0% Senior Secured Convertible PIK Toggle Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[                ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5) we have advised the transferee of the transfer restrictions applicable to the Notes.

C-1

You, as Trustee, the Company, counsel for the Company and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signatory

C-2

EXHIBIT D

[Reserved]

D-1

EXHIBIT E

[FORM OF INTERCREDITOR AGREEMENT]

E-1

EXHIBIT F

[FORM OF NOTES SECURITY AGREEMENT]

F-1